UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.   )

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GOLDEN ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6595 S. Jones Boulevard

Las Vegas, Nevada 89118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 5, 2018

To the Shareholders of Golden Entertainment, Inc.:

You are cordially invited to attend the 2018 annual meeting of shareholders of Golden Entertainment, Inc. (“Annual Meeting”) to be held at Sierra Gold located at 6515 S. Jones Boulevard, Las Vegas, Nevada 89118 at 2:00 p.m. Pacific Time on June 5, 2018, for the following purposes:

1.

To elect the following seven director nominees to hold office until our next annual meeting of shareholders or until their successors have been elected and qualified: Blake L. Sartini, Lyle A. Berman, Timothy J. Cope, Mark A. Lipparelli, Robert L. Miodunski, Neil I. Sell and Terrence L. Wright;

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement;
3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018; and
4.	To transact other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Only shareholders of record at the close of business on April 13, 2018, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. Your vote is very important. Whether or not you expect to attend the Annual Meeting in person, please sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the Annual Meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other financial institution, you must provide your broker, bank or financial institution with instructions on how to vote your shares.

By Order of the Board of Directors

Blake L. Sartini Chairman of the Board, President and Chief Executive Officer

April 26, 2018

GOLDEN ENTERTAINMENT, INC.

6595 S. Jones Boulevard

Las Vegas, Nevada 89118

PROXY STATEMENT

Annual Meeting of Shareholders to be Held

June 5, 2018

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Golden Entertainment, Inc. to be used at our 2018 annual meeting of shareholders (“Annual Meeting”) to be held at Sierra Gold located at 6515 S. Jones Boulevard, Las Vegas, Nevada 89118 at 2:00 p.m. Pacific Time on Tuesday, June 5, 2018, for the purposes set forth in the Notice of Annual Meeting of Shareholders. The approximate date on which this proxy statement and the accompanying proxy are first being furnished or sent to our shareholders of record entitled to vote at the Annual Meeting is on or about April 26, 2018. As used in this proxy statement, the terms “Golden” “we,” “us,” “our,” “ours” and the “Company” refer to Golden Entertainment, Inc. and its wholly owned subsidiaries.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2018:

The proxy materials for the Annual Meeting, including this proxy statement and our 2017 annual report to shareholders, are available over the internet at http://materials.proxyvote.com/381013.

GENERAL INFORMATION

ABOUT THE ANNUAL MEETING AND VOTING

You are being sent this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. All shareholders who find it convenient to do so are cordially invited to attend the Annual Meeting in person. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply sign, date and return the enclosed proxy card so that it is received by 11:59 p.m. Eastern Time the day before the meeting date.

Only shareholders of record at the close of business on April 13, 2018 (the “Record Date” for the Annual Meeting) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. There were 27,387,626 shares of our common stock outstanding at the close of business on the Record Date, which is the only class of our capital stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote upon each matter to be presented at the Annual Meeting.

If you are a beneficial owner of shares held by a broker, bank or other nominee, your shares are held in “street name” and the organization holding your shares is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares. However, since you are not the shareholder of record, you may not vote in person at the Annual Meeting unless you bring to the Annual Meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the Annual Meeting.

You are entitled to attend the Annual Meeting or any adjournments or postponements thereof only if you were a Golden shareholder at the close of business on the Record Date or if you hold a valid proxy to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting.

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the total number of outstanding shares of our common stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

In the election of directors, the seven nominees for director who receive the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

At the Annual Meeting, the inspector of election appointed for the Annual Meeting will determine the presence of a quorum and tabulate the results of the voting by shareholders. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Generally, a “broker non-vote” occurs when your shares are held by a broker, bank or other nominee and are not voted with respect to a particular proposal because the organization that holds your shares has discretionary voting power with respect to routine matters but cannot vote on non-routine matters. Only the proposal for the ratification of the appointment of Ernst & Young LLP, as our independent registered public accounting firm for the year ending December 31, 2018 will be considered a routine matter under applicable rules. Therefore, unless you provide voting instructions to the broker, bank or other nominee holding shares on your behalf, they will not have discretionary authority to vote your shares on any of the proposals described in this proxy statement other than the ratification of our independent registered public accounting firm. Broker non-votes will be counted for the purpose of determining whether a quorum is present, but will not be counted as shares entitled to vote and will therefore have no effect on the result of any vote. Please vote your proxy or provide voting instructions to the broker, bank or other nominee holding your shares so your vote on these matters will be counted.

Abstentions will be counted for the purpose of determining whether a quorum is present, but will not be counted as votes cast on any matter, and thus, for all proposals other than the election of directors, abstentions will have the same effect as a negative vote.

Our Board of Directors unanimously recommends that you vote “FOR” the election of all nominees for the Board of Directors named in this proxy statement, “FOR” the non-binding advisory vote on the compensation of our named executive officers and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we urge you to sign, date and return the enclosed proxy card as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card will not affect your right to attend the Annual Meeting or vote your shares in person. If you complete, sign and submit your proxy card, the persons named as proxies will vote your shares in accordance with your instructions. If you sign and submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted as recommended by our Board of Directors. If any other matters are properly presented for voting at the Annual Meeting, or any adjournments or postponements of the Annual Meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the Annual Meeting.

You may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions: (1) submitting another proxy card bearing a later date, (2) delivering written notice of revocation to our Secretary at our principal executive offices at Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, Attn: Secretary, or (3) attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke any prior instructions.

ELECTION OF DIRECTORS

(Proposal One)

Our Board of Directors currently consists of seven directors. All of the current directors have been nominated by our Board of Directors for re-election at the Annual Meeting. If elected, each nominee will hold office until the earliest of (a) our next annual meeting of shareholders, (b) his successor has been elected and qualified, or (c) his resignation, death or removal. All nominees have consented to be named and have indicated their intention to serve as members of our Board of Directors, if elected. In accordance with our Fifth Amended and Restated Bylaws, our Board of Directors has set the number of members constituting our Board of Directors at seven.

All of our nominees bring significant leadership, expertise and diverse backgrounds and perspectives to our Board of Directors as a result of their professional experience and service as executives and/or board members of other companies. The process undertaken by our Corporate Governance Committee in recommending director candidates is described below and under “Corporate Governance — Shareholders’ Agreement” and “Corporate Governance — Standing Committees — Corporate Governance Committee.”

The nominations by the Board of Directors were also made in accordance with certain agreements to which Golden is a party regarding director nominations. In January 2015, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sartini Gaming, Inc. (“Sartini Gaming”), The Blake L. Sartini and Delise F. Sartini Family Trust (the “Sartini Trust”), and LG Acquisition Corporation (“Merger Sub”), in connection with our acquisition of Sartini Gaming through the merger of Merger Sub with and into Sartini Gaming, with Sartini Gaming surviving as a wholly owned subsidiary of Golden (the “Merger”). Under the Merger Agreement, we agreed to cause each of the directors initially appointed pursuant to the Merger Agreement (or their respective replacements designated by the Sartini Trust and/or by Mr. Lyle Berman (on behalf of the Company), as applicable) to be re-nominated for election to the Board of Directors of the Company at each annual meeting of shareholders that occurs during the 36 months following the Merger. Also, in connection with the Merger Agreement, in January 2015 we entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”) with the Sartini Trust, Mr. Berman, and certain other shareholders affiliated with Mr. Berman or that are trusts for which director Neil Sell serves as trustee, with respect to representation on the Board of Directors of the Company for a period of three years following the Merger, including nomination of certain individuals designated by the Sartini Trust and/or by Mr. Berman (on behalf of the Company). See “Corporate Governance — Shareholders’ Agreement” below for additional information regarding these arrangements and the respective designations thereunder.

Set forth below is biographical information for each person nominated as a director, including a description of certain experience, qualifications and skills that led our Corporate Governance Committee and our Board of Directors to determine that these individuals should serve as our directors.

Name and Age of Director	Biographical Information	Director Since

Blake L. Sartini Age 59

Mr. Sartini joined Golden as Chairman of the Board, President and Chief Executive Officer in July 2015 in connection with our acquisition of Sartini Gaming through the Merger. Prior to the Merger, Mr. Sartini served as the President and Chief Executive Officer of Sartini Gaming from its formation in January 2012, and as the founder and Chief Executive Officer of Golden Gaming, LLC (“Golden Gaming”), which he established in 2001.  Prior to Golden Gaming, Mr. Sartini served in various management and executive positions with Stations Casinos, Inc. (“Station Casinos”) from 1985 to 2001, including as Executive Vice President and Chief Operating Officer upon the company’s public offering in 1993. Additionally, he served as a director of Station Casinos from 1993 until 2001.  In 1986, Mr. Sartini founded Southwest Services, Inc. (the predecessor to Golden Gaming) and served as its President beginning in 1993. Before joining Station Casinos, he held key operational positions with the El Cortez Hotel and Casino, as well as the Barbary Coast Hotel and Casino. Mr. Sartini is a member of the University of Nevada, Las Vegas Foundation’s Board of Trustees and was appointed to the Nevada Gaming Policy Committee in March 2014 by Governor Sandoval. Mr. Sartini received a bachelor of science degree in business administration from the University of Nevada, Las Vegas.  Mr. Sartini’s position as our Chairman, President and Chief Executive Officer, together with his deep knowledge of our business as a founder of Golden Gaming and his extensive executive management and industry experience gained over more than 30 years in the gaming industry, makes him a highly qualified and valuable member of our Board of Directors.

2015

Lyle A. Berman Age 76

Mr. Berman previously served as our Chairman of the Board and Chief Executive Officer from our formation in December 1998 until the Merger in July 2015, and as Chairman of the Board of Directors of Grand Casinos, Inc. (our predecessor) from October 1991 through December 1998. Mr. Berman also served as Chief Executive Officer and Chairman of the Board of Rainforest Café, Inc. from 1994 until December 2000. Mr. Berman served as the Executive Chairman of the Board of WPT Enterprises, Inc. (now known as Emerald Oil, Inc.) from its inception in February 2002 until July 2013. Mr. Berman also served as a director of PokerTek, Inc. from January 2005 until October 2014, including serving as Chairman of the Board from January 2005 until October 2011. Mr. Berman currently serves on the boards of directors of various private companies, including Augeo Affinity Marketing, Inc., Black Ridge Oil & Gas, Inc., Black Ridge Acquisition Corp., LubeZone, Inc., Mille City Ventures, Ltd, Poker52, LLC and Redstone American Grill, Inc. We believe Mr. Berman’s qualifications to sit on our Board of Directors include his over 30 years of experience in the casino industry, including serving as our Chairman and Chief Executive Officer between 1998 and July 2015, his extensive executive management experience, and his particular strengths in strategic operations and strategy, food and beverage, and retail sales.

1998

Name and Age of Director	Biographical Information	Director Since

Timothy J. Cope Age 66

Mr. Cope previously served as our President from May 2003, and as our Chief Financial Officer and Treasurer since our formation in December 1998, until the Merger in July 2015. From 1993 through December 1998, Mr. Cope served as the Executive Vice President, Chief Financial Officer and a director of Grand Casinos, Inc. (our predecessor). From March 2002 through May 2009, Mr. Cope served as a director of WPT Enterprises, Inc. (now known as Emerald Oil, Inc.).  Mr. Cope previously served as the Chairman of Bally’s Employee Federal Credit Union and the President of the Better Business Bureau of Northern Nevada. Mr. Cope is a Certified Public Accountant (retired) and holds a bachelor of science degree in business administration from the University of Nevada, Reno. In addition, Mr. Cope holds certificates in computer programming and industrial engineering. We believe Mr. Cope’s qualifications to sit on our Board of Directors include over 30 years of experience in the casino industry (including more than 15 years as an officer of Golden), as well as his extensive experience in corporate finance, strategic planning, public company financial reporting and gaming operations.

1998

Mark A. Lipparelli Age 52

Mr. Lipparelli currently serves as the Chief Executive Officer of Gioco Ventures, a strategic advisory and product development firm serving the gaming, investment, technology and entertainment industries around the globe, a position he has held since 2007. Mr. Lipparelli also formerly represented State Senate District 6 in the Nevada Legislature, having been appointed to the post in December 2014, and served on various Senate committees.  Mr. Lipparelli has also been an appointee to the Nevada Gaming Policy Committee. Between 2002 and 2007, Mr. Lipparelli served in various executive management positions at Bally Technologies, Inc., a gaming technology supply company listed on the NYSE, including as Executive Vice President of Operations. Prior to joining Bally, Mr. Lipparelli served as Executive Vice President and then President of Shuffle Master, Inc., a publicly traded gaming supply company, from 2001 to 2003; as Chief Financial Officer of Camco, Inc., a retail chain holding company, from 2000 to 2001; as Senior Vice President of Entertainment Systems for Bally Gaming, Inc. (a subsidiary of publicly traded Alliance Gaming Corporation), from 1998 to 2000; and various management positions including Vice President of Finance for publicly traded Casino Data Systems from 1993 to 1998. Between 2009 and 2012, Mr. Lipparelli served as a Board Member and Chairman of the Nevada State Gaming Control Board. Mr. Lipparelli currently serves as Chairman of the Board of Galaxy Gaming, Inc. (GLXZ), a position he has held since July 2017. He is also a Board Trustee Emeritus of the University of Nevada Foundation, Board Member of the National Center for Responsible Gaming, and member of the International Association of Gaming Advisors and of the International Masters of Gaming Law. Mr. Lipparelli received a bachelor’s degree in finance (1987) and a master’s degree in economics (1993) from the University of Nevada, Reno. We believe Mr. Lipparelli’s qualifications to sit on our Board of Directors include his over 20 years of experience in the gaming industry (including serving as Chief Executive Officer of Gioco Ventures from 2007 until the present, and various executive management positions at Bally Technologies, Inc. between 2002 and 2007), his legislative experience with the State Senate and past roles with the Nevada State Gaming Control Board.

2015

Name and Age of Director	Biographical Information	Director Since

Robert L. Miodunski Age 67

Mr. Miodunski served as the Chief Executive Officer of American Gaming Systems from 2010 until its acquisition by Apollo Entertainment in late 2014. Between 2004 and 2010, Mr. Miodunski served as a consultant to Bally Technologies, Inc. From 1994 through 2004, Mr. Miodunski served in various management and executive positions with Alliance Gaming Corporation, a supplier of gaming machines listed on the NYSE, including as Chief Executive Officer from 2001, a director from 2000 and President of United Coin (a route operator) from 1994 to 1999.  Mr. Miodunski has served on the Board of Directors and as Chair of the Compensation Committee of Poydras Gaming Finance Corp., a provider of equipment-based finance solutions for regional, mid-sized casinos listed on the TSVX, since April 2015. From 2005 to 2008, Mr. Miodunski served on the Board of Directors of Elixir Gaming Technologies, Inc., a gaming company listed on the NYSE. Mr. Miodunski received a bachelor’s degree in mechanical engineering from the University of Missouri and an MBA from the University of Dallas. We believe Mr. Miodunski’s qualifications to sit on our Board of Directors include his over 20 years of experience in the gaming industry (including serving as Chief Executive Officer of American Gaming Systems and of Alliance Gaming Corporation), his service as a director of other public gaming companies, and his extensive executive and consulting experience with public gaming companies.

2015

Neil I. Sell Age 76

Mr. Sell has served as a member of our Board of Directors since our formation in December 1998, and previously served as a director of Grand Casinos, Inc. (our predecessor) from October 1991 through December 1998. Mr. Sell has been practicing law at the firm of Maslon LLP in Minneapolis, Minnesota since 1968 and is a licensed Certified Public Accountant. Mr. Sell previously served on the Board of Directors of each of Rykoff-Sexton, Inc. and JP Foodservice, Inc., each of which was listed on the NYSE. We believe Mr. Sell’s qualifications to sit on our Board of Directors include his over 40 years of practicing law representing various public companies, combined with his extensive experience in corporate legal and corporate governance matters.

1998

Terrence L. Wright Age 68

Mr. Wright serves as Chairman of the Board of Westcor Land Title Insurance Company, a company he founded in 1991 and which is licensed to issue policies of title insurance throughout the United States. Mr. Wright is an emeritus member of and past Chairman of the University of Nevada Las Vegas Foundation Board, served on the Board of Directors of Southwest Gas Holdings, Inc. (NYSE:SWX) until May 2017, and is the past Chairman for the Nevada Development Authority, the Nevada Land Title Association and the Nevada Chapter of the Young Presidents’ Organization. He has also served as Board member for the Las Vegas Monorail, Pioneer Citizens Bank, First Interstate Bank, Service First Bank of Nevada and the Boy Scouts of America. Mr. Wright received a bachelor’s degree in business administration and a juris doctor from DePaul University, Chicago, and is a member of the California and Illinois bar associations. We believe Mr. Wright’s qualifications to sit on our Board of Directors include his business and leadership experience (including serving as Chairman of the Board of Westcor Land Title Insurance Company), his service as a director of other public companies, and his familiarity with the residential and commercial real estate markets in which we operate.

2015

In the election of directors, the seven nominees for director who receive the highest number of affirmative votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board of Directors may propose.

The Board of Directors recommends that you vote “FOR” the election of all nominees for the Board of Directors named above.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors is currently comprised of seven members and has the following three standing committees:  the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The membership and functions of each standing committee are described below.  Each standing committee operates under a written charter which, along with our Code of Business Conduct and Ethics, can be found on the Governance section of our website at www.goldenent.com/investors/governance.  The information on our website is not part of this proxy statement or any other report or registration statement that we furnish to or file with Securities and Exchange Commission (the “SEC”).  In addition, the Board of Directors has formed a Compliance Committee, the membership and functions of which are described below.

Shareholders’ Agreement

In connection with the Merger Agreement, and as an inducement to Sartini Gaming’s and the Sartini Trust’s willingness to enter into the Merger Agreement, in January 2015 we entered into the Shareholders’ Agreement with the Sartini Trust, Mr. Berman and certain other shareholders affiliated with Mr. Berman or that are trusts for which director Neil Sell serves as trustee, with respect to representation on the Board of Directors of the Company after consummation of the Merger and certain related matters. Under the Shareholders’ Agreement, we agreed to appoint those directors designated for initial appointment or for continuation on the Board of Directors at the closing of the Merger and, for a period of three years following the Merger, to nominate certain director designees for election to the Board of Directors. The director designees to be nominated are:

•

three individuals designated by Mr. Berman (on behalf of the Company), at least one of whom must be “Independent” under Nasdaq Marketplace Rules and one of whom is to be Timothy Cope, for so long as he is willing and able to be so designated. In the event that Mr. Berman is unwilling or unable to provide designees, these directors will be designated by our Corporate Governance Committee;

•	three individuals designated by the Sartini Trust, at least two of whom must be “Independent” under Nasdaq Marketplace Rules; and
•	one individual jointly designated by Mr. Berman and the Sartini Trust.

We also agreed to use commercially reasonable efforts to fill any vacancies on the Board of Directors with another designee designated by the applicable designating party. Further, we agreed that, subject to applicable law or Nasdaq rules, we will cause Blake Sartini, to the extent that he is a director of the Company, to serve as Chairman of the Board. For a period of three years following the Merger, each of the Sartini Trust and the shareholders who are parties to the Shareholders’ Agreement have agreed to vote any shares of Golden common stock held by them in favor of the foregoing director designees and have further provided irrevocable proxies to the Company with respect to the foregoing director elections. Further, the parties to the Shareholders’ Agreement have agreed, with certain exceptions, not to transfer, proxy, enter into voting agreements, or otherwise take actions which may interfere with their ability to comply with their obligations under the Shareholders’ Agreement.

Pursuant to the Shareholders’ Agreement and the Merger Agreement, Messrs. Sartini, Miodunski and Wright were designated by the Sartini Trust for initial appointment to the Board of Directors in connection with the Merger and for re-election at the Annual Meeting. Messrs. Berman, Cope and Sell were designated by the Board of Directors to continue as directors following the Merger and by Mr. Berman for re-election at the Annual Meeting. Mr. Lipparelli was designated jointly by Mr. Berman and the Sartini Trust for initial appointment to the Board of Directors in connection with the Merger and for re-election at the Annual Meeting.

Board Meetings

During the year ended December 31, 2017, our Board of Directors held nine meetings, including telephonic meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served. The independent directors met without management present at each of the regular quarterly meetings of the Board of Directors in 2017.

Director Attendance at Annual Meetings of Shareholders

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of shareholders, we encourage our Board members to attend such meetings.  All of our directors attended last year’s annual meeting of shareholders held on June 13, 2017.

Director Independence

Our Board of Directors affirmatively determined that each member of our Board of Directors is an independent director, as defined by the Nasdaq Stock Market listing standards, other than Messrs. Sartini, Berman and Cope. Mr. Sartini is not considered independent because he is employed by Golden as our President and Chief Executive Officer. Messrs. Berman and Cope are not considered independent because they were each employed by the Company within the past three years.

Board Leadership Structure

Blake L. Sartini, our President and Chief Executive Officer, also serves as the Chairman of our Board of Directors. Under the Merger Agreement, we agreed that Mr. Sartini (or, if Mr. Sartini is unable or unwilling to serve in such position, then such other member of our Board of Directors as may be designated by the Sartini Trust) will serve as Chairman of the Board of Directors for a period of at least three years following the Merger. In addition, our Board of Directors has considered this leadership structure and believes it currently provides the most efficient and effective leadership model for Golden by enhancing both the Chairman’s and the President and Chief Executive Officer’s ability to provide clear insight and direction of business strategies and plans to both our Board of Directors and management. Our Board of Directors believes that a single person, acting in the capacities of Chairman as well as President and Chief Executive Officer, promotes unity of vision and leadership, which allows for a single, clear focus for management to execute the Company’s business strategies and plans. Our Board of Directors has not appointed a lead independent director.

Ability of Shareholders to Communicate with our Board of Directors

We have established several means for shareholders and others to communicate with our Board of Directors. If a shareholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of our Secretary at our corporate office address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to a member of the Corporate Governance Committee in care of our Secretary at our corporate office address. If a shareholder is unsure as to which category the concern relates, the shareholder may communicate it to any one of the independent directors in care of our Secretary at our corporate office address. All such shareholder communications will be forwarded to the applicable director(s), unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Golden or its business, or communications that relate to improper or irrelevant topics. Any such improper communication will be made available to any non-employee director upon request.

Standing Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

Audit Committee

Our Audit Committee currently consists of Mr. Lipparelli (Chair), Mr. Sell and Mr. Wright. Each member of the Audit Committee is an independent director, as defined by the Nasdaq Stock Market listing standards, and meets the independence criteria of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that Mr. Lipparelli qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC.

The Audit Committee operates under an amended and restated written charter adopted by the Board of Directors. The primary duties and responsibilities of the Audit Committee are to (1) serve as an independent and objective party to monitor our financial reporting process and internal control system, (2) review and appraise the audit performed by our independent auditors, who report directly to the Committee, and (3) provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors. The charter also requires the Audit Committee (or designated members of the Audit Committee) to review and pre-approve the annual engagement letter and the performance of all audit and non-audit accounting services to be performed by our independent registered public accounting firm (independent auditors), other than certain de minimis exceptions permitted by Section 202 of the Sarbanes-Oxley Act of 2002. The Audit Committee also reviews the independence of our independent auditors and is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The responsibilities and activities of the Audit Committee are described in greater detail in the report included in this proxy statement under the caption “Report of the Audit Committee.”

The Audit Committee held six meetings during the year ended December 31, 2017. The Audit Committee also held executive sessions on several occasions during the year with company management not present.

Compensation Committee

Our Compensation Committee currently consists of Mr. Miodunski (Chair), Mr. Lipparelli and Mr. Sell. Each member of the Compensation Committee is an independent director, as defined by the Nasdaq Stock Market listing standards. All members of our Compensation Committee are also “non-employee directors” as defined by Rule 16b-3 under the Exchange Act.

The Compensation Committee operates under a written amended and restated charter adopted by the Board of Directors. The Compensation Committee is responsible for reviewing periodically our compensation plans, philosophy and programs, and overseeing the evaluation and compensation of our executive officers. The Compensation Committee also administers our incentive compensation plans, including our 2015 Incentive Award Plan (the “2015 Plan”). Under the Compensation Committee charter, the President has been delegated the authority to grant awards under the Company’s equity compensation plans to persons who are not serving as executive officers or vice presidents of the Company nor deemed to be a “named executive officer” of the Company within the meaning of SEC rules and regulations, provided that no such award for any one individual may exceed 10,000 shares and all such awards may not exceed 100,000 shares in the aggregate, in each case without the prior approval of the Compensation Committee. Under the 2015 Plan, the Compensation Committee may delegate its duties and responsibilities to subcommittees of our directors and/or officers for awards to certain non-executive employees, subject to certain limitations that may be imposed under applicable law or regulation, including Section 16 of the Exchange Act, and/or stock exchange rules, as applicable.

The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of executive officer compensation. The Compensation Committee also has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors. Golden will provide appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisors hired by the Compensation Committee.

The Compensation Committee held nine meetings during the year ended December 31, 2017. Our President and Chief Executive Officer does not participate in deliberations concerning, and was not present for the vote on, his compensation arrangements. Additional information regarding the Compensation Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed under the heading “Executive Compensation — Compensation Discussion and Analysis.”

Corporate Governance Committee

Our Corporate Governance Committee currently consists of Mr. Wright (Chair), Mr. Miodunski and Mr. Sell. Each member of the Corporate Governance Committee is an independent director, as defined by the Nasdaq Stock Market listing standards.

The Corporate Governance Committee operates under a written amended and restated charter adopted by the Board of Directors. The primary role of the Corporate Governance Committee is to (1) review and periodically reassess the overall corporate governance guidelines and policies for Golden, (2) consider and make recommendations to the full Board of Directors concerning the appropriate size, organization, function and needs of the Board of Directors, including establishing criteria for Board of Directors membership and considering, recruiting and recommending candidates (including those recommended by shareholders) to fill new Board of Directors positions, and (3) annually recommending a slate of nominees to the Board of Directors to be considered for election or re-election at the Company’s annual meeting of shareholders. Notably, the Corporate Governance Committee’s responsibilities are subject in all respects to, and must be performed consistent with, the Company’s obligations regarding director nominations under the Merger Agreement and the Shareholders’ Agreement.

Subject to the requirements under the Merger Agreement and the Shareholders’ Agreement, the Corporate Governance Committee will review director candidates and present qualified candidates to the full Board of Directors for nomination. Qualified candidates will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Corporate Governance Committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of shareholders, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board of Directors nominees. Additionally, the Board of Directors will consider whether or not the candidate would be found suitable to be issued a gaming license. This is a requirement of continued Board of Directors membership. If the Corporate Governance Committee approves a new candidate for further review following an initial screening, the Corporate Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Corporate Governance Committee, along with our President and Chief Executive Officer. Contemporaneously with the interview process, the Corporate Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the new candidate. The Corporate Governance Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The Corporate Governance Committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to us and concern for our success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in good corporate citizenship and image, time available for meetings and consultation on company matters, and willingness to assume fiduciary responsibility.

Subject to the requirements under the Merger Agreement and the Shareholders’ Agreement, recommendations for candidates to be considered for election to the Board of Directors at our annual shareholder meetings may be submitted to the Corporate Governance Committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Corporate Governance Committee. In order to make such a recommendation, a shareholder must submit the recommendation in writing to the Corporate Governance Committee, in care of our Secretary at our corporate office address, at least 120 days prior to the mailing date of the previous year’s Annual Meeting proxy statement. To enable the Committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:

•	The name and address of the nominating shareholder and of the director candidate;
•	A representation that the nominating shareholder is a holder of record of our common stock and entitled to vote at the current year’s Annual Meeting;

•

A description of any arrangements or understandings between the nominating shareholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the shareholder;

•	A resume or biographical information detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a Board of Directors position;
•

Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated by the Board of Directors; and

•	The consent of each nominee to serve as a director if so elected.

The Corporate Governance Committee held three meetings during the year ended December 31, 2017.

Compliance Committee

Our Compliance Committee currently consists of:  Mr. Lipparelli (Chair), Mr. Cope and Mr. Wright (each of whom is a director of the Golden); Sean T. Higgins, our Executive Vice President of Compliance and Government Affairs and Chief Legal Officer; and Mr. Tom Jingoli, a gaming industry executive who is an independent, non-employee member of our Compliance Committee.

The Compliance Committee was formed by the Board of Directors and operates under a written charter adopted by the Board of Directors.  Previously, our compliance committee was an administrative committee established and operated by our management in accordance with applicable gaming laws.  The primary purpose of the Compliance Committee is to oversee the proper implementation of our Gaming Compliance and Reporting Plan (the “Compliance Plan”) that is required by our order of registration with the Nevada Gaming Commission.  Among other things, the role of the Compliance Committee is to:  (1) ensure the effective implementation of the Compliance Plan; (2) review and reassess periodically the adequacy of the Compliance Plan and the applicable reporting system utilized by our corporate compliance officer, and recommend any changes as deemed appropriate; (3) identify and bring to the attention of the Board of Directors current and emerging corporate gaming and regulatory compliance trends and issues that may affect our business operations, performance, public image or compliance with applicable local, state and federal laws; (4) provide oversight and periodic review of our regulatory compliance policies, programs and systems; and (5) generally make recommendations to the Board of Directors on gaming and regulatory compliance matters.

The Compliance Committee held four meetings during the year ended December 31, 2017.

Special Committee

Pursuant to the Merger Agreement, the Board of Directors had also appointed a Special Committee in July 2015 which consisted of Mr. Sell (Chair), Mr. Lipparelli and Mr. Miodunski. The functions of the Special Committee were to (1) evaluate potential claims for losses and enforcement of the indemnification rights under the Merger Agreement, (2) determine, on behalf of the Company, the post-closing adjustment to the merger consideration under the Merger Agreement, and (3) determine the exercise or waiver of any of the Company’s rights, benefits or remedies under the Merger Agreement following the Merger. The Special Committee held no meetings during the year ended December 31, 2017. The Special Committee was dissolved by the Board of Directors in June 2017 because there were no potential purchase price adjustments, indemnity claims or other obligations remaining under the Merger Agreement.

Board of Directors’ Role in Risk Oversight

Our Board of Directors has an active role, as a whole and at the committee level, in overseeing management of our exposure to risk. The Board of Directors is regularly updated regarding risks that we face, including those that may impact our financial and operational performance, our credit and liquidity profile and other elements of our strategic plans. The Audit Committee assists our Board of Directors in this function and is charged with oversight of our policies regarding risk assessment and management, including our policies regarding management of financial risk exposure and review of related party transactions. Our other standing committees also have responsibilities with respect to risk oversight. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The Corporate Governance Committee manages risks associated with the independence of the Board, including considering whether any director nominees have relationships or potential conflicts of interest that could affect their independence. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is informed of risks we face through reports from our committees and management.

DIRECTOR COMPENSATION

Mr. Sartini is not paid any fees or other compensation for services as a member of our Board of Directors.

Under our non-employee director compensation program for 2017, non-employee members of our Board of Directors received an annual cash retainer of $55,000 for their service on our Board of Directors, payable in arrears in quarterly installments. Members of the Audit Committee, Compensation Committee and Corporate Governance Committee of our Board of Directors received additional annual cash retainers for such service in the following amounts, also payable in arrears in quarterly installments: $20,000 for the Chairman of the Audit Committee, $10,000 for each other member of the Audit Committee, $16,000 for the Chairman of the Compensation Committee, $8,000 for each other member of the Compensation Committee, $8,000 for the Chairman of the Corporate Governance Committee, and $4,000 for each other member of the Corporate Governance Committee. In addition, under our non-employee director compensation program for 2017, non-employee members of our Board of Directors were entitled to receive an initial stock option award under the 2015 Plan of options to purchase 30,000 shares of the Company’s common stock upon their initial election or appointment to our Board of Directors and an annual stock option award under the 2015 Plan of options to purchase 20,000 shares of the Company’s common stock on the date of each annual meeting of shareholders (which annual award was prorated for the first year if a non-employee director’s initial election or appointment did not occur at an annual meeting), in each case with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Each such stock option has a ten-year term. Each initial stock option award will vest in substantially equal installments on each of the first three anniversaries of the grant date, and each subsequent stock option award will vest in full on the first anniversary of the grant date. All such stock option awards will vest in full in the event of a “Change in Control” (as defined in the 2015 Plan) or the director’s termination of service due to death or disability, and be subject to the restrictions in the 2015 Plan regarding exercisability prior to August 1, 2018.

The Chairman of the Special Committee created under the Merger Agreement was entitled to receive an additional cash retainer of $6,000, and each other member of the Special Committee was entitled to receive an additional cash retainer of $3,000, for such service, also payable in arrears in quarterly installments.  The Special Committee was dissolved by the Board of Directors in June 2017 because there were no potential purchase price adjustments, indemnity claims or other obligations remaining under the Merger Agreement.

In addition Mr. Lipparelli, for his service as the Chairman of the Compliance Committee of the Board of Directors, received a stock option to purchase 3,070 shares of the Company’s common stock in June 2017, which will vest in quarterly installments over the one year period following the grant date, and is expected to receive annual grants of equity-based compensation for serving in such role in the future. In November 2017, the Board of Directors approved the payment of annual cash retainers of $8,000 to two non-employee directors (Messrs. Cope and Wright) who are members of the Compliance Committee of the Board of Directors, payable in arrears in quarterly installments and prorated for the fourth quarter of 2017.

With assistance from the Compensation Committee of the Board of Directors and its independent compensation consultant, the Board of Directors intends to evaluate the competitiveness of our non-employee director compensation program in June 2018 and may make adjustments to the program at that time, including substituting awards of restricted stock units for some or all of the future awards of stock options currently contemplated by the program.

Also, in March 2018, the Board of Directors adopted Stock Ownership Guidelines applicable to our non-employee directors.  Under the Stock Ownership Guidelines, non-employee directors are expected to own Golden common stock with a market value equal to five times the value of the non-employee director’s annual cash retainer (excluding any annual cash retainer for committee membership or chairmanship), which is currently $55,000 per year, for as long as he or she remains a non-employee director.  Under the Stock Ownership Guidelines, applicable ownership of common stock includes:  shares held of record or beneficially by the non-employee director, by his or her spouse, or by trusts for the benefit of the non-employee director, his or her spouse, or members of his or her immediate family; shares held in a 401(k) or deferred compensation plan for the benefit of the non-employee director; the after-tax value of time-based restricted stock units held by the non-employee director, whether vested or unvested; the after-tax value of “earned” performance-based shares or restricted stock units held by the non-employee director, whether or vested or unvested; and the after-tax value of vested, in-the-money stock options held by the non-employee director.  Each non-employee director is expected to meet the requirements set forth in the Stock Ownership Guidelines by the fifth anniversary of his or her first appointment or election as a non-employee director.

Director Compensation During 2017

The following table sets forth a summary of the compensation paid to our non-employee directors pursuant to the Company’s compensation policies for the year ended December 31, 2017.

	Fees
	Earned
	or Paid in	Option	All Other
	Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)
Lyle A. Berman(2)	55,000	190,620	207,800	453,420
Timothy J. Cope	69,736	190,620	—	260,356
Mark A. Lipparelli	84,375	219,880	—	304,255
Robert L. Miodunski	76,375	190,620	—	266,995
Neil I. Sell	86,496	190,620	—	277,116
Terrence L. Wright	73,000	190,620	—	263,620

(1)

Represents full grant date fair value of the awards granted to the non-employee directors in 2017 under Accounting Standards Codification Topic 718. The full grant date fair value is the amount Golden will expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the non-employee directors. A discussion of the assumptions used in calculating the stock option award amounts may be found in note 9 to the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017.  As of December 31, 2017, our non-employee directors held the following outstanding stock options: Mr. Berman, 261,739 stock options; Mr. Cope, 203,036 stock options; Mr. Lipparelli, 56,140 stock options; Mr. Miodunski, 50,000 stock options; Mr. Sell, 68,265 stock options; and Mr. Wright, 50,000 stock options.

(2)

Amounts shown include consulting fees paid to Mr. Berman.  In connection with the Merger, Mr. Berman entered into a three-year consulting agreement with Golden expiring on July 31, 2018 that pays his wholly owned consulting firm, Berman Consulting Corporation, $200,000 annually, plus reimbursements for certain health insurance, administrative assistant and office costs.

EXECUTIVE OFFICERS

Biographical information for the executive officers of Golden as of the date of this proxy statement (other than our Chairman of the Board, President and Chief Executive Officer, Blake L. Sartini, whose biographical information is provided above under “Election of Directors”) is set forth below. Executive officers serve at the discretion of our Board of Directors and until their successors have been duly elected and qualified, unless sooner removed by our Board of Directors. There are no family relationships between our directors and executive officers, other than Blake L. Sartini, II, our Senior Vice President of Distributed Gaming, who is the son of Blake L. Sartini.

Executive Officers:

Name	Age	Position
Blake L. Sartini	59	Chairman of the Board, President and Chief Executive Officer
Stephen A. Arcana	53	Executive Vice President and Chief Operating Officer
Charles H. Protell	43	Executive Vice President, Chief Strategy Officer and Chief Financial Officer
Thomas E. Haas	57	Senior Vice President of Accounting
Sean T. Higgins	54	Executive Vice President of Compliance and Government Affairs and Chief Legal Officer
Edward W. Martin, III	53	Executive Vice President, Chief Administrative Officer
Blake L. Sartini, II	32	Senior Vice President of Distributed Gaming

Stephen A. Arcana joined Golden as Executive Vice President and Chief Operating Officer in July 2015 in connection with the Merger. Prior to the Merger, Mr. Arcana served as the chief operating officer for Golden Gaming from August 2003 until the closing of the Merger. From November 1995 to March 2003, Mr. Arcana held several executive positions with Station Casinos, LLC. Prior to joining Station Casinos, LLC, Mr. Arcana held a variety of hotel operations and food and beverage positions over a ten-year period with the Sands Hotel in Atlantic City, New Jersey. Mr. Arcana received a bachelor of science degree in hotel and restaurant management from Widener University School of Hotel and Restaurant Management in Chester, Pennsylvania.

Charles H. Protell joined Golden as Executive Vice President, Chief Strategy Officer and Chief Financial Officer in November 2016. Prior to joining Golden, Mr. Protell served as managing director at Macquarie Capital’s investment banking group since May 2011, and as co-founder and a managing director at REGAL Capital Advisors from January 2009 until its acquisition by Macquarie Capital in May 2011. Prior to co-founding REGAL Capital Advisors, Mr. Protell held various investment banking roles at Credit Suisse, Deutsche Bank and CIBC World Markets. Mr. Protell received a bachelor of science degree in commerce from the University of Virginia.

Thomas E. Haas joined Golden in October 2017 in connection with the acquisition of American Casino & Entertainment Properties LLC (“American”) and was appointed as Senior Vice President of Accounting in March 2018. Mr. Haas had served as senior vice president of finance and principal accounting officer of American since August 2015, and continued to serve in that role following the American acquisition until his promotion to Senior Vice President of Accounting of Golden. Mr. Haas joined American in April 2004 as the director of compliance and was promoted to vice president finance in August 2006. Prior to joining American, Mr. Haas held financial and accounting management positions with Mikohn Gaming, Inc. and GES Exposition Services. Mr. Haas started his career with Deloitte & Touche. Mr. Haas earned a BSBA, in Accounting and Finance from the University of Arizona.

Sean T. Higgins joined Golden as Senior Vice President of Government Affairs and Business Development in March 2016 and was promoted to Executive Vice President of Governmental Affairs and Business Development and Chief Legal Officer in October 2016. Mr. Higgins currently serves as our Executive Vice President of Compliance and Government Affairs and Chief Legal Officer. Prior to joining Golden, Mr. Higgins served as principal of STH Strategies, a firm he founded in early 2015. From August 2011 to January 2015, Mr. Higgins was managing principal of Porter Gordon Silver Communications, a full-service government affairs and business strategic consulting firm. From July 2010 to January 2015, Mr. Higgins was a partner in the law firm of Gordon Silver. Prior to that, Mr. Higgins spent 17 years as general counsel and head of government affairs for a multijurisdictional gaming company. Mr. Higgins received his law degree from Santa Clara University School of Law and his undergraduate degree in business administration from Southern Methodist University. He is licensed to practice law in the state of Nevada.

Edward W. Martin, III joined Golden as Executive Vice President, Chief Administrative Officer in October 2017 in connection with the in connection with the American acquisition. Prior to joining Golden, Mr. Martin served as the chief operating officer, chief financial officer, treasurer and a member of the board of directors of American from September 2008 to October 2017. Prior to joining American, Mr. Martin held senior level finance, strategic planning, and development positions with Station Casinos, LLC, Silverton Casino, LLC, and Maloof Companies. From 1999 to 2011, Mr. Martin was a member of the board of directors of Nevada First Bank and its successor, the Bank of Nevada, the Nevada affiliate of Western Alliance Bancorporation (NYSE:WAL), and also served as chairman of the audit committee and as a member of the regulatory oversight committee. Mr. Martin currently serves on the board of directors of The Centech Group, a position he has held since 2013, a provider of network and telecom systems and solutions. Mr. Martin also serves as a member of the Board of Trustees of the College Savings Plans of Nevada, a position he has held since 2010. Mr. Martin received a bachelor of business administration degree from The University of Texas at Austin and attended the Owen Graduate School of Management at Vanderbilt University.

Blake L. Sartini II joined Golden as Senior Vice President of Distributed Gaming in July 2015 in connection with the Merger. In his current position, he oversees all distributed gaming operations in Nevada and Montana, as well as the Nevada tavern locations operating under the brand names PT’s, Sierra Gold, SG Bar and Sean Patrick’s. From January 2010 until the Merger, Mr. Sartini II served in various roles with Sartini Gaming, including as Vice President of Operations for Golden Route Operations, LLC (“GRO”), a subsidiary of Sartini Gaming, from September 2014 until the Merger, as assistant director for GRO from January 2012 to September 2014, and as a marketing manager from January 2010 to January 2012. Prior to joining Sartini Gaming, Mr. Sartini II served as senior business associate with the Ultimate Fighting Championship for its international event operations and talent relations in the United Kingdom. Mr. Sartini II received a bachelor of science degree in business administration from Chapman University in Orange, California.

OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table contains information about the beneficial ownership of our common stock as of April 1, 2018 for (i) each shareholder known by us to beneficially own more than 5% of our common stock, (ii) each of our current directors, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group. The percentage of ownership indicated in the following table is based on 27,387,626 shares of our common stock outstanding on April 1, 2018.

Information with respect to beneficial ownership has been furnished by each director and executive officer, and with respect to beneficial owners of more than 5% of our common stock, by Schedules 13D and 13G filed with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 1, 2018 are deemed outstanding, as well as any shares of common stock that such person has the right to acquire upon the vesting of restricted stock units within 60 days after April 1, 2018, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, the mailing address of each shareholder is c/o Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118.

Directors and Executive Officers	Number of Shares	Percentage
Blake L. Sartini(1)	6,292,887	23.0%
Lyle A. Berman(2)	1,472,863	5.3%
Timothy J. Cope(3)	216,857	*
Mark A. Lipparelli	—	*
Robert L. Miodunski	—	*
Neil I. Sell(4)	535,654	2.0%
Terrence L. Wright	—	*
Stephen A. Arcana	—	*
Charles H. Protell	111,660	*
Sean T. Higgins	—	*
Blake L. Sartini, II(5)	750,000	2.7%
All directors and executive officers as a group (13 persons)	9,379,921	33.8%

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock
(1)

Consists of 6,292,887 shares of common stock held by The Blake L. Sartini and Delise F. Sartini Family Trust (the “Sartini Trust”), of which Mr. Sartini is a co-trustee. Mr. Sartini shares the power to vote and dispose of such shares with his spouse, Delise F. Sartini, who is also a co-trustee of the Sartini Trust. Excludes 750,000 shares held by D’Oro Holdings, LLC, for which the Sartini Trust and Mr. and Mrs. Sartini have disclaimed any beneficial ownership. Blake L. Sartini, II, the adult son of Mr. and Mrs. Sartini, is the sole manager of D’Oro Holdings, LLC (“D’Oro Holdings”) with sole power to vote and dispose of such shares.

(2)

Includes (a) 892,841 shares held by the Lyle A. Berman Revocable Trust, all of which have been pledged as collateral as described below, (b) options to purchase 211,739 shares that may be exercised within 60 days of April 1, 2018, (c) 211,403 shares held by Berman Consulting Corporation, a corporation wholly owned by Mr. Berman and (d) 156,880 shares held by the Lyle A. Berman Roth IRA. Of the shares held by the Lyle A. Berman Revocable Trust: (a) 295,750 shares have been pledged as collateral for a $3.0 million line of credit and (b) 597,091 shares have been pledged as collateral in a margin account, for which the maximum principal amount of advances is $3.0 million. Mr. Berman has advised Golden that these pledges are not designed to shift or hedge any economic risk associated with his ownership of Golden common stock. With respect to each pledge, the maximum aggregate principal amount of advances secured by Mr. Berman’s pledged shares is $3.0 million, which, based on the closing price of Golden common stock on March 29, 2018 (the last trading day prior to April 1, 2018), would be equivalent to only approximately 129,143 shares of Golden common stock. The shares listed as beneficially owned by Lyle A. Berman exclude 5,496 shares held by the Theresa Berman 2012 Irrevocable Trust for the benefit of Lyle A Berman, for which Mr. Berman does not hold any power to vote or dispose and has disclaimed any beneficial ownership.

(3)	Includes (a) options to purchase 153,036 shares that may be exercised within 60 days of April 1, 2018, (b) 58,821 shares held by Mr. Cope and (c) 5,000 shares held by Mr. Cope’s spouse.
(4)

Includes (a) options to purchase 18,265 shares that may be exercised within 60 days of April 1, 2018, (b) 6,699 shares held by Mr. Sell, (c) 146,925 shares held by the Bradley Berman Irrevocable Trust, of which Mr. Sell is the co-trustee, and in such capacity shares the power to vote and dispose of such shares, (d) 146,925 shares held by the Julie Berman Irrevocable Trust, of which Mr. Sell is the co-trustee, and in such capacity shares the power to vote and dispose of such shares, (e) 105,672 shares held by the Amy Berman Irrevocable Trust, of which Mr. Sell is the co-trustee, and in such capacity shares the power to vote and dispose of such shares, (f) 105,672 shares held by the Jessie Lynn Berman Irrevocable Trust, of which Mr. Sell is the co-trustee, and in such capacity shares the power to vote and dispose of such shares and (g) 5,496 shares held by the Theresa Berman 2012 Irrevocable Trust for the benefit of Lyle A. Berman, of which Mr. Sell is sole trustee, and in such capacity has the sole power to vote and dispose of such shares. Mr. Sell disclaims beneficial ownership of the shares held by the Bradley Berman Irrevocable Trust, Julie Berman Irrevocable Trust, Amy Berman Irrevocable Trust, Jessie Lynn Berman Irrevocable Trust and Theresa Berman 2012 Irrevocable Trust.

(5)

Consists of 750,000 shares held by D’Oro Holdings, of which Blake L. Sartini, II is sole manager with sole power to vote and dispose of such shares.  Certain family trusts, of which Mr. Sartini II is the trustee, are the sole members of D’Oro Holdings.  Mr. Sartini II disclaims beneficial ownership of the shares held by D’Oro Holdings except to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the Section 16(a) forms furnished to us, or in reliance upon written representations from our directors and executive officers, we believe that all of our directors, executive officers and greater than 10% shareholders complied with all applicable filing requirements under Section 16(a) of the Exchange Act during the year ended December 31, 2017.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Golden owns and operates a diversified entertainment platform, consisting of a portfolio of gaming assets that focus on resort casino operations and distributed gaming (including tavern gaming in our wholly-owned taverns).  We conduct our business through two reportable operating segments: Casinos and Distributed Gaming. In our Casinos segment, we own and operate eight resort casinos, seven in Nevada and one in Maryland. Four of our Nevada resort casino properties (including the iconic Stratosphere Casino, Hotel & Tower) were added to our casino portfolio in October 2017 as a result of our acquisition of American. Our Distributed Gaming segment involves the installation, maintenance and operation of slots and amusement devices in non-casino locations such as grocery stores, convenience stores, liquor stores, restaurants, bars and taverns in Nevada and Montana, and the operation of wholly-owned branded taverns targeting local patrons located primarily in the greater Las Vegas, Nevada metropolitan area.

The information contained in this Compensation Discussion and Analysis (“CD&A”) and the executive compensation disclosures below is provided for the individuals who were our named executive officers for 2017, who we refer to collectively as the “NEOs”:

•	Blake L. Sartini, President, Chief Executive Officer and Chairman of the Board of Directors;
•	Stephen A. Arcana, Executive Vice President and Chief Operating Officer;
•	Charles H. Protell, Executive Vice President, Chief Strategy Officer and Chief Financial Officer;
•	Sean T. Higgins, Executive Vice President of Compliance and Government Affairs and Chief Legal Officer; and
•	Blake L. Sartini, II, Senior Vice President of Distributed Gaming.

Executive Summary—Golden Executive Compensation Program

The Compensation Committee has designed our compensation programs and practices to drive financial performance and senior management focus on our business strategy. Our compensation programs and practices are intended to reward superior corporate performance and provide long-term incentives to employees in roles critical to our future.

Our Compensation Committee has adopted a number of practices and policies designed for a company our size and the marketplace in which we compete for executive talent, all to create an executive compensation program that places a significant emphasis on “pay-for-performance.” Our Compensation Committee selects and engages its own independent advisor, and engaged Marsh & McLennan Agency, LLC (“Marsh & McLennan”) to serve as its independent compensation consultant for 2017. The Compensation Committee reviewed external market data and peer group data with its independent consultant, and designed our executive compensation program to link executive pay to company performance and to shareholder interests, by weighting total target compensation to the achievement of corporate performance metrics and strong stock price performance.

Long-Term Incentive Awards.  In order to align executives’ interests with shareholders’ interests, the Compensation Committee granted long-term incentive awards to our NEOs in August 2015 and 2016, and to further that alignment, the Compensation Committee granted additional long-term incentive awards in the form of stock options to our NEOs in March 2017.  The stock options will vest over a four-year period, with 25% of the shares subject to the stock options vesting on the first anniversary of the date of grant, and the remaining shares vesting in equal monthly installments over the three-year period thereafter.  The options are subject to the restrictions in the 2015 Plan regarding exercisability prior to August 1, 2018.  In order to align the timing of granting annual long-term incentive awards with the annual performance reviews of the NEOs, the Compensation Committee shifted the timing of the annual grants of stock options from August to March in

2017, and as a result, the amounts of stock options granted in March 2017 were reduced by approximately five-twelfths of the values that otherwise would have been granted to the NEOs, to adjust the values of those awards for this advance in grant timing.

Annual Incentive Bonuses.  In early 2017, our Compensation Committee adopted a performance-based annual incentive program for 2017 under the 2015 Plan (the “2017 Annual Incentive Program”) and established performance goals and target incentive opportunities for the NEOs that were consistent with competitive market levels.  Our NEOs’ annual incentives for 2017 were tied to our Adjusted EBITDA performance (as defined below), with various performance levels corresponding to the executives’ incentive payouts.  At maximum performance, our NEOs were eligible to earn an annual incentive of 100% of their respective target bonuses plus 10% of their respective annual salaries.  Because we achieved Adjusted EBITDA of between 95% and 100% of the performance target under the 2017 Annual Incentive Program, annual bonuses equal to 75% of their respective target bonuses were paid to our NEOs for 2017 (other than to Mr. Protell).  Under Mr. Protell’s employment agreement entered into in November 2016, he was entitled to a sign-on bonus of $400,000 for 2017 (with such amount credited against any award otherwise payable under the 2017 Annual Incentive Program).  In addition, in March 2018, in recognition of his outstanding performance as our Chief Strategy Officer and Chief Financial Officer in connection with the acquisition and initial integration of American and the financing of the acquisition, the Compensation Committee awarded Mr. Protell a discretionary bonus of $300,000 for 2017.

Special Awards for American Transaction.  In November 2017, in recognition of the outstanding performance of Messrs. Sartini, Protell and Arcana in connection with the Company’s recently completed and transformational acquisition of American and the financing transaction associated with the acquisition, the Compensation Committee awarded a cash bonus to Mr. Protell and restricted stock units to Messrs. Sartini, Protell and Arcana. Specifically, the Compensation Committee approved: (i) a cash bonus of up to $1.5 million for Mr. Protell, with $1.0 million of such bonus paid in December 2017, and $500,000 of such bonus payable in February 2019 subject to the Company’s attainment of an Adjusted EBITDA target for fiscal year 2018; and (ii) the issuance of restricted stock units as follows:  Mr. Sartini, 26,911 units; Mr. Protell, 17,940 units; and Mr. Arcana, 17,940 units. The vesting of the restricted stock units is subject to the Company’s attainment of an Adjusted EBITDA target for fiscal year 2020, and if such target is attained, the restricted stock units will then vest in three equal installments, with the first installment vesting on the date of the Compensation Committee’s certification of the Company’s 2020 results and the remaining two installments vesting on October 20, 2021 and 2022, respectively.

Executive Employment Agreements.  Our Compensation Committee previously negotiated and approved executive employment agreements for certain of the NEOs in 2015 following the Merger.  See “—Executive Employment Agreements” below.  The Compensation Committee negotiated and approved similar executive employment agreements with Messrs. Protell and Higgins in connection with their commencement of employment and appointment as executive officers of Golden in 2016.  These agreements do not have “single trigger” severance payments owing solely on account of the occurrence of a change in control event, nor do they provide tax gross-ups for “excess parachute payments.”

Stock Ownership Guidelines.  In March 2018, our Compensation Committee adopted Stock Ownership Guidelines applicable to our executive officers and senior vice presidents.  Under the Stock Ownership Guidelines, our executive officers and senior vice presidents are expected to own Golden common stock with a market value equal to:  for the Chief Executive Officer, six times his annual base salary; for each of the Chief Operating Officer and the Chief Financial Officer, three times his annual base salary; for each of the Chief Legal Officer and the Chief Administrative Officer, two times his annual base salary; and for other executives, one times his or her annual base salary.  For a description of the Stock Ownership Guidelines, including the treatment of outstanding equity awards under the ownership criteria in the Stock Ownership Guidelines, please see “—Stock Ownership Guidelines” below.

Executive Compensation Program Objectives

The primary objectives of our executive compensation program are: (1) our executive compensation program should be competitive with compensation paid by companies in the same market in which we compete for executive talent; (2) our compensation program should align executive compensation with our corporate strategies, business objectives and the interests of our shareholders by rewarding successful execution of our business plan and key corporate objectives; and (3) the majority of executives’ total compensation should be in the form of variable compensation, comprised of annual cash incentive awards and long-term equity incentive awards, with compensation dependent upon corporate performance results and the creation of long-term shareholder value.

Setting Executive Compensation

Role of the Compensation Committee

The Compensation Committee operates under a written amended and restated charter adopted by the Board of Directors. The Compensation Committee is responsible for reviewing periodically our compensation plans, philosophy and programs, and overseeing the evaluation and compensation of our executive officers. The Compensation Committee also administers our incentive compensation plans.

Our executive compensation program is reviewed annually by the Compensation Committee.  In the first quarter of each year, the Compensation Committee reviews the performance of each of our executive officers during the previous year.  At this time, the Compensation Committee also reviews our actual corporate performance for the prior year and makes the final annual incentive payment determinations based on such performance and the Compensation Committee’s evaluation of each executive’s individual performance for the prior year.  In connection with this annual review, the Compensation Committee also reviews and adjusts, as appropriate, base salaries and annual target bonus levels for the NEOs and reviews and grants long-term equity incentive awards to the NEOs, in each case based on the Compensation Committee’s performance evaluations, competitive market data provided by its independent compensation consultant, and other factors considered appropriate by the Compensation Committee, including internal pay equity.  During the year, the Compensation Committee may also evaluate and make compensation adjustments or grants of additional discretionary bonuses and/or long-term incentive awards to our executives and certain other eligible employees, as and to the extent deemed appropriate by the Compensation Committee. The Compensation Committee is supported by management and its independent compensation consultant, as further described below.

Compensation Determination Process

The Compensation Committee determines each element of an executive’s initial compensation package within the framework of the objectives of its executive compensation program based on numerous factors, including:

•	The individual’s particular background, track record and circumstances, including training and prior relevant work experience;
•	The individual’s role with us and the compensation paid to similar persons in the peer companies represented in the compensation data that the Compensation Committee reviews;
•	The demand for individuals with the specific expertise and experience of the executive;
•	Internal equity among the executive group;
•	Performance goals and other expectations for the position; and
•	Uniqueness of industry skills.

In general, the terms of our executive employment agreements are initially negotiated by management and legal counsel for the Company.  The agreements for executives over whose compensation the Compensation Committee has authority are presented to the Compensation Committee for its consideration and approval.

During the review and approval process for the employment agreements for executives under its purview, and during its annual review of executive compensation, the Compensation Committee considers the appropriate amounts for each component of compensation and the compensation design appropriate for the individual executive.  We seek to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives.  In determining each element of compensation for any given year, the Compensation Committee considers and determines each element individually and then reviews the resulting total compensation and determines whether it is reasonable and competitive.

Role of Management

The Compensation Committee relies on input and recommendations of our Chief Executive Officer when evaluating factors relative to the compensation of the NEOs. Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of these individuals and his perspective on the factors described above in developing his recommendations for their compensation, including salary adjustments, cash bonuses and equity incentives.  The Compensation Committee discusses our Chief Executive Officer’s recommendations, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer.

Our Chief Executive Officer’s compensation is determined solely by the Compensation Committee, which approves any adjustments to his base salary, cash bonus or equity incentives from year to year.  The Compensation Committee solicits our Chief Executive Officer’s perspective on his compensation, but makes determinations regarding his compensation independently and without him present.  As required by the Nasdaq listing standards, the Chief Executive Officer does not participate in deliberations concerning, or vote on, his compensation arrangements.

In addition to recommendations put forth by our Chief Executive Officer, other members of our executive team are involved in the compensation process by assembling data to present to the Compensation Committee.  Other members of our executive management team also may attend portions of the Compensation Committee meetings from time to time.

Role of the Independent Compensation Consultant

For 2017, the Compensation Committee engaged Marsh & McLennan, an independent compensation consultant, to assist it with the implementation of our executive compensation program, and to provide annual market and other information on executive compensation. Marsh & McLennan did not provide any other services to us in 2017 beyond its engagement as an advisor to the Compensation Committee on executive compensation matters.  After review and consultation with Marsh & McLennan and management, the Compensation Committee determined that Marsh & McLennan was independent and that there was no conflict of interest resulting from retaining Marsh & McLennan during the year ended December 31, 2017.  In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.

In December 2017, the Compensation Committee interviewed several other executive compensation consulting firms, and following that process, selected and retained Aon Hewitt to serve as the Compensation Committee’s new independent compensation consultant for 2018, replacing Marsh & McLennan. The Compensation Committee retained Aon Hewitt to provide independent executive compensation advisory services, including establishing an appropriate peer group for setting 2018 compensation and conducting a 2018 annual total compensation study for executive and key manager positions.  After review and consultation with Aon Hewitt and management, the Compensation Committee determined that Aon Hewitt is independent and that there is no conflict of interest resulting from retaining Aon Hewitt during the year ended December 31, 2017 or currently.  In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.

Peer Companies and Competitive Market Data

Following the Merger, in August and September 2015, the Compensation Committee worked with Marsh & McLennan to develop a peer group which would be used for comparative market data as well as executive compensation program design.  The peer group was constructed with input from Marsh & McLennan and management, and was ultimately approved by the Compensation Committee after review.  In the second half of 2016 and early 2017, the Compensation Committee worked with Marsh & McLennan to refine the peer group to add several additional gaming companies and to delete certain hospitality companies and other non-public gaming companies, in order to make the peer group more closely representative of the companies with which Golden competes for executive talent.  The peer group for 2017 consisted of the following 14 companies in the gaming and hospitality industries: Agilysys, Inc.; Boyd Gaming Corporation; Century Casinos, Inc.; Churchill Downs Incorporated; Eldorado Resorts, Inc.; Empire Resorts, Inc.; Everi Holdings Inc.; Gaming Partners International Corporation; Isle of Capri Casinos, Inc.; The Marcus Corporation; Monarch Casino & Resort, Inc.; Penn National Gaming, Inc.; Scientific Games Corporation; and Tropicana Entertainment Inc.  The Compensation Committee used this new peer group in connection with its evaluation of executive performance and compensation levels in early 2017.  In analyzing the Company’s executive compensation levels compared to the peer companies, the Compensation Committee generally reviewed compensation levels compared to the full peer group, as well as compared compensation levels to an adjusted peer group that excluded four companies with considerably higher revenues than the Company but with whom the Company competes for executive talent (specifically, Boyd Gaming Corporation, Churchill Downs Incorporated, Penn National Gaming, Inc. and Scientific Games Corporation).

In addition, in early 2018, the Compensation Committee worked with its new independent compensation consultant, Aon Hewitt, to further refine the peer group to add certain gaming and hospitality companies deemed to be comparable to the Company following its transformational acquisition of American in 2017. The Compensation Committee determined to delete certain game companies, smaller gaming companies and other former peer companies deemed no longer comparable to the Company, in order to make the peer group more closely representative of the companies with which Golden competes for executive talent.  The Compensation Committee used this new peer group in connection with its evaluation of executive performance and compensation levels in early 2018.

Although the Compensation Committee maintains the peer group for executive compensation purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide sufficient comparisons for all officers by position as is offered by more comprehensive survey data, which has the advantage of including data on executive positions beyond what is available in public filings. In light of this, in 2017 the Compensation Committee also reviewed survey data for certain positions from ERI, which consisted of companies throughout the United States in the entertainment industry, with revenues under $415 million. With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey were not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for such companies.  We believe that by utilizing both the peer group and the survey data, the Compensation Committee is able to review an appropriate set of competitive data for use in making compensation decisions for all NEOs.

While the Compensation Committee reviews the foregoing comparable company data as it makes its executive compensation decisions, the Compensation Committee does not attempt to set our base salary or annual incentive target levels at a certain target percentile with respect to that data or otherwise rely entirely on that data to determine NEO compensation levels.  Instead, the Compensation Committee members rely on their judgment and experience in setting those compensation levels and making those awards.  In making its compensation determinations, the Compensation Committee also takes into account pre-Merger compensation levels at Sartini Gaming.  In setting the annual incentive targets, the Compensation Committee intends to allow performance to determine actual or realized annual incentive compensation.  Actual incentive compensation may therefore be above or below the target based on performance.

In 2017, in order to continue to continue to enhance our NEOs’ potential equity ownership in Golden, the target values of our NEOs’ long-term incentive awards were generally consistent with the midpoint between the 50th and 75th percentiles of the comparable company data.  However, in order to align the timing of granting annual long-term incentive awards with the annual performance reviews of the NEOs, the Compensation Committee shifted the timing of the annual grants of stock options from August to March in 2017, and as a result, the amounts of stock options granted in March 2017 were reduced by approximately five-twelfths of the values that otherwise would have been granted to the NEOs, to adjust the values of those awards for this advance in grant timing.

The allocation of an executive’s target total cash compensation and his annual long-term incentive awards may vary from year to year.  However, the Compensation Committee believes that all executive officers should have a significant amount of their total compensation package in the form of performance-based incentive compensation (annual cash bonus incentives) and long-term incentive compensation (long-term equity-based awards).

The compensation levels of the NEOs reflect to a significant degree the varying roles and responsibilities of our executives. As a result of the Compensation Committee’s assessment of Mr. Sartini’s roles and responsibilities within our company, there is a significant compensation differential between him and the other NEOs.

Key Elements of Executive Compensation Program

The three key elements of our executive compensation program are: (1) Base Salary, providing a market-based level of salary for performance of an executive’s primary responsibilities; (2) Annual Incentive Cash Bonus, creating a direct link between executive compensation and short-term company performance; and (3) Long-Term Equity Incentives, focusing executives on the enhancement of long-term shareholder value, encouraging equity ownership and providing retention incentives to key executive talent.  All of these elements of compensation are taken into account when compensation decisions are made by the Compensation Committee.

2017 Executive Compensation Decisions

Base Salary

During 2017, Messrs. Sartini and Arcana continued to receive base salaries at levels equivalent to their salaries at Sartini Gaming prior to the Merger (for Mr. Sartini, $1,000,000 per year and for Mr. Arcana, $510,000 per year).  For Mr. Protell, his base salary was continued in 2017 at $500,000 per year (which was initially determined as a result of negotiations between Mr. Protell and the Company in connection with his commencement of employment in November 2016).  Mr. Higgins continued to receive a base salary in 2017 of $450,000 per year, which had been increased by the Compensation Committee in October 2016 in connection with his promotion and expanded responsibilities as Chief Legal Officer and Executive Vice President of Compliance and Government Affairs of Golden.  For Mr. Sartini II, in light of his role as the senior executive primarily responsible for managing the Company’s Distributed Gaming business, the Compensation Committee increased his base salary in March 2017 from $275,000 to $375,000 per year.

In addition, in connection with the annual executive compensation review conducted in March 2018 with Aon Hewitt, the Compensation Committee increased the base salaries of Messrs. Arcana and Protell to $600,000 per year and the base salary of Mr. Sartini II to $425,000 per year.  Any future adjustments to base salary for our NEOs will be reflective of factors such as the scope of their responsibilities, background, track record, training and experience, as well as competitive external market positioning and the overall market demand for such executives.  As with total executive compensation, we intend that executive base salaries should be competitive with the range of salaries for executives in similar positions and with similar responsibilities. An executive’s base salary will be evaluated together with components of the executive’s other compensation to ensure that the executive’s target and actual total compensation are consistent with our overall compensation philosophy.

Annual Incentive Cash Bonus

Under Golden’s annual incentive program, each NEO’s annual bonus is generally tied to corporate goals established at the beginning of each fiscal year by the Compensation Committee, and if there is more than one corporate performance goal, with the relative weightings between those goals also approved by the Compensation Committee.  A portion of an NEO’s annual bonus may also be determined in the discretion of the Compensation Committee based on the participant’s individual performance and such other factors as the Compensation Committee deems appropriate.  A participant must generally remain employed through the date of payment of his or her annual bonus under the annual incentive program in order to remain eligible to receive such bonus.

In early 2017, the Compensation Committee established the 2017 Annual Incentive Program.  The 2017 Annual Incentive Program provided annual bonus opportunities for the NEOs and other employees designated as participants by the Compensation Committee.  The methodology for determining annual bonuses under the 2017

Annual Incentive Program was designed to motivate and reward participants for their contributions to Golden, based on corporate performance.  Target bonuses under the 2017 Annual Incentive Program for the NEOs were as follows:  Mr. Sartini, 100% of base salary; Mr. Arcana, 80% of base salary (which represented an increase from his target bonus of 65% of base salary in 2016); Mr. Protell, 80% of base salary (which represented an increase from his target bonus of 65% of base salary initially set forth in his employment agreement); Mr. Higgins, 65% of base salary (which represented an increase from his target bonus of 35% of base salary in 2016); and Mr. Sartini II, 50% of base salary (which represented an increase from his target bonus of 35% of base salary in 2016).

Under the 2017 Annual Incentive Program, 100% of each NEO’s annual bonus was based on achievement relative to performance goals approved by the Compensation Committee based on Adjusted EBITDA. We measured performance under our 2017 Annual Incentive Program based on Adjusted EBITDA because it is an objective and quantifiable measurement for the Company’s financial performance that we believe is appropriate to provide meaningful comparison of our financial performance to past financial performance, as well as to others within the industry. The potential payout level for each executive’s annual bonus under the 2017 Annual Incentive Program ranged between zero and a maximum equal to the sum of 100% of the executive’s target bonus plus 10% of his annual base salary, based on our achievement of Adjusted EBITDA. Under the 2017 Annual Incentive Program, the Compensation Committee set various performance levels for our Adjusted EBITDA achievement as follows:  0% payouts resulting from performance lower than $40,136,000; 25% payouts resulting from performance at or above $40,136,000 but less than $54,470,000 (subject to the Compensation Committee’s discretion to reduce such award to zero); 75% payouts resulting from performance at or above $54,470,000 but less than $57,337,000 (subject to the Compensation Committee’s discretion to reduce such award to an amount not less than 50% of the participant’s target bonus percentage); 100% payouts resulting from performance at or above $57,337,000 but less than $60,204,000 (subject to the Compensation Committee’s discretion to reduce such award to an amount not less than 75% of participant’s target bonus percentage); 100% payouts resulting from performance at or above $60,204,000 but less than $63,071,000; 100% payouts plus 7.5% of the participant’s base salary resulting from performance at or above $63,071,000 but less than $65,938,000; and 100% payouts plus 10% of the participant’s base salary resulting from performance at or above $65,938,000.  There was no interpolation between achievement levels.  In exercising the negative discretion referred to above, the Compensation Committee could determine to make any such reductions based on such objective or subjective determinations as the Compensation Committee determined to be appropriate.

The target performance level under the 2017 Annual Incentive Program of Adjusted EBITDA of $58,837,000 represented 100% of the projected Adjusted EBITDA budget under Golden’s business plan for 2017, excluding the cost of awards under the program and the earnings of subsidiaries acquired in the acquisition of American.  Golden achieved Adjusted EBITDA as calculated under the 2017 Annual Incentive Program of $56,960,000, resulting in payouts of 75% of each NEO’s target bonus for 2017 (other than for Mr. Protell).  Under Mr. Protell’s employment agreement entered into in November 2016, he was entitled to a sign-on bonus of $400,000 for 2017 (with such amount credited against his annual bonus payable under the 2017 Annual Incentive Program).  In addition, in March 2018, in recognition of his outstanding performance as our Chief Strategy Officer and Chief Financial Officer in connection with the acquisition and initial integration of American and the financing of the acquisition, the Compensation Committee awarded Mr. Protell a discretionary bonus of $300,000 for 2017.

For purposes of the 2017 Annual Incentive Program, “Adjusted EBITDA” means the Company’s consolidated net income for 2017, plus interest expense, federal, state, local and foreign income taxes (net of any federal, state, local and foreign income tax credits), depreciation and amortization expense, stock-based compensation expense, any fees and expenses related to completed or proposed acquisitions or dispositions or any amendments to the Company’s bank credit agreement or any loan documents thereunder, pre-opening losses, charges and expenses relating to the opening of new locations operated, or to be operated, by the Company or any subsidiary, and any non-recurring, non-cash or extraordinary charges reducing consolidated net income, including impairments and other losses; and minus any non-recurring or extraordinary charges, interest income and non-cash gains increasing such consolidated net income.  Adjusted EBITDA is calculated excluding the cost of awards payable under the 2017 Annual Incentive Program and the earnings of subsidiaries acquired in the acquisition of American. For a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income for fiscal year 2017 (before exclusion of the cost of awards payable under the 2017 Annual Incentive

Program and earnings of subsidiaries acquired in the acquisition of American), see pages 36 to 37 of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 16, 2018.  The cost of awards payable under the 2017 Annual Incentive Program and earnings of subsidiaries acquired in the acquisition of American was $2.1 million and $18.0 million, respectively, for the year ended December 31, 2017.

The Company’s annual incentive program is not the exclusive means for the Compensation Committee to award incentive compensation to the NEOs and does not limit the Compensation Committee from making additional discretionary incentive awards.  See “—Special Awards in Recognition of American Transaction” below for a description of additional discretionary incentive compensation that was approved by the Compensation Committee following the closing of the American acquisition in 2017.

In March 2018, in connection with its annual executive compensation review conducted with Aon Hewitt, the Compensation Committee established the 2018 annual incentive program for the NEOs.  Under this program, 100% of each NEO’s annual bonus for 2018 will be based on achievement relative to Adjusted EBITDA performance goals approved by the Compensation Committee.  The potential payout level for each executive’s annual bonus under the 2018 program ranges between zero and a maximum of 200% of the executive’s target bonus, based on our achievement of Adjusted EBITDA, with a threshold payout of 50% of the executive’s target bonus for performance at 85% of the target Adjusted EBITDA performance goal and a maximum payout of 200% of the executive’s target bonus for performance at 115% of the target Adjusted EBITDA performance goal.  In addition, for 2018 the Compensation Committee increased the target bonus for Mr. Sartini to 125% of his annual base salary and the target bonuses for each of Messrs. Arcana and Protell to 100% of his annual base salary.

Long-Term Equity Incentives

Compensation through the periodic grants of equity awards under the 2015 Plan is intended to align executives’ and shareholders’ long-term interests by creating a direct link between a portion of executive compensation and increases in the price of our common stock.  As is the case when the amounts of base salary and annual incentives are determined, a review of all elements of compensation is conducted by the Compensation Committee when determining equity awards to ensure that total compensation conforms to our overall compensation philosophy and objectives, as described above. With limited exceptions described below under the heading “Special Awards in Recognition of American Transaction,” all of the long-term incentive awards granted in 2017 were in the form of time-based stock options.

2017 Long-Term Equity Incentive Awards

In order to align executives’ interests with shareholders’ interests, the Compensation Committee granted long-term incentive awards to our NEOs in August 2015 and 2016, and to further that alignment, the Compensation Committee granted additional long-term incentive awards in the form of stock options to our NEOs in March 2017.  The Compensation Committee considers stock options to be performance-based for these purposes as they only provide value to the NEOs in the event the stock price increases over the exercise price of such awards.  The Compensation Committee established a target value for each NEO’s additional long-term incentive award in 2017 (other than for Mr. Protell, who received an award of 250,000 stock options upon commencing his employment with Golden in November 2016, and was granted 25,000 additional stock options in March 2017), which target value was generally intended to approximate the midpoint between the 50th and 75th percentile of our peer group for long-term incentive awards.  The target values were also subject to adjustments by the Compensation Committee based on individual officer performance and internal pay equity.  In order to align the timing of granting annual long-term incentive awards with the annual performance reviews of the NEOs, the Compensation Committee shifted the timing of the annual grants of stock options from August to March in 2017, and the amounts of stock options ultimately granted in March 2017 were reduced by approximately five-twelfths of the values that otherwise would have been granted to the NEOs, to adjust the values of those awards for this advance in grant timing.

The specific awards granted in March 2017 to the NEOs were:  Mr. Sartini, 200,000 stock options; Mr. Arcana, 100,000 stock options; Mr. Protell, 25,000 stock options; Mr. Higgins, 75,000 stock options; and Mr.

Sartini II, 75,000 stock options.  The stock options have an exercise price of $13.50 per share, which was equal to the fair market value of the Company’s common stock on the date of grant. These stock options will vest over a four-year period, with 25% of the shares subject to the stock options vesting on the first anniversary of the date of grant, and the remaining shares vesting in equal monthly installments over the three-year period thereafter.  The options have a ten-year term and are subject to the restrictions in the 2015 Plan regarding exercisability prior to August 1, 2018.

See “—Special Awards in Recognition of American Transaction” below for a description of additional long-term equity incentive awards that were granted to Messrs. Sartini, Arcana and Protell by the Compensation Committee following the closing of the American acquisition in 2017.

The long-term incentive awards granted to the NEOs in 2017 are listed in the “Grants of Plan-Based Awards” table below.  For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, please see “Executive Employment Agreements” below.

2018 Long-Term Equity Incentive Awards

In connection with the annual executive compensation review conducted with Aon Hewitt, the Compensation Committee approved a new long-term equity incentive structure for the Company’s NEOs in 2018, approving awards of restricted stock units (“RSUs”) to the NEOs in lieu of grants of stock options.  Specifically, the Compensation Committee awarded 50% of each executive’s target long-term incentive value in the form of time-based RSUs (which vest over three years in equal installments) and 50% of such value in the form of performance-based RSUs for a “target” number of shares (of which between 0%-200% of such “target” number of shares may be earned based on the Company’s attainment of performance goals set (or to be set) by the Compensation Committee for each of 2018 and 2019 (which will be the same performance goals approved by the Compensation Committee under Golden’s annual incentive plan for each such year 2018 and 2019).  The percentage achievement for each year relative to the performance objectives for such year will be averaged at the end of the two-year period and applied to the “target” number of shares, and will be subject to a potential 15% reduction based on the Company’s average net debt-to-Adjusted EBITDA ratio for each of fiscal year 2018 and 2019.  The number of “earned” shares will be then be subject to one additional year of time-based vesting, with such shares vesting on the third anniversary of grant.  For additional information regarding the Company’s new long-term equity incentive structure, please see the Company’s Current Report on Form 8-K filed with the SEC on March 20, 2018.

Special Awards in Recognition of American Transaction

In November 2017, in recognition of the outstanding performance of Messrs. Sartini, Protell and Arcana in connection with the Company’s recently completed and transformational acquisition of American and the financing transaction associated with the acquisition, the Compensation Committee awarded a cash bonus to Mr. Protell and restricted stock units to Messrs. Sartini, Protell and Arcana. Specifically, the Compensation Committee approved: (i) a cash bonus of up to $1.5 million for Mr. Protell, with $1.0 million of such bonus paid in December 2017, and $500,000 of such bonus payable in February 2019 subject to the Company’s attainment of an Adjusted EBITDA target for fiscal year 2018; and (ii) the issuance of restricted stock units as follows:  Mr. Sartini, 26,911 units; Mr. Protell, 17,940 units; and Mr. Arcana, 17,940 units. The vesting of the restricted stock units is subject to the Company’s attainment of an Adjusted EBITDA target for fiscal year 2020, and if such target is attained, the restricted stock units will then vest in three equal installments, with the first installment vesting on the date of the Compensation Committee’s certification of the Company’s 2020 results and the remaining two installments vesting on October 20, 2021 and 2022, respectively.

Other Benefits

We provide our executives with the following types of other benefits: (1) perquisites; (2) health, dental, life, and disability insurance; and (3) retirement benefits. We will periodically review the levels of perquisites and other individual benefits provided to executive officers to ensure they fit within the overall compensation philosophy and competitive external market practices.  From time to time, we may also agree to pay sign-on bonuses to executives who agree to commence employment with us.

Perquisites.    Pursuant to the terms of their employment agreements, we provide certain perquisites to our NEOs.  Each NEO is entitled to an allowance for health insurance premiums, participation in the executive supplemental health insurance program, and term life insurance and disability coverage at our expense.  In addition, Messrs. Sartini, Arcana, Protell and Sartini II are entitled to reimbursement of country club dues and reimbursement of personal automobile lease and related expenses, and Mr. Sartini is also entitled to reimbursement of premiums under certain individually-obtained life insurance policies (not to exceed $200,000 annually).  With respect to Messrs. Sartini, Arcana and Sartini II, these perquisites were in effect for them prior to the Merger.

Health, Dental, Life and Disability Insurance.    We offer all of our regular employees, including the NEOs, health, life, disability and dental insurance.

Retirement Benefits.    All of our regular employees, including the NEOs, who meet certain defined requirements may participate in our 401(k) plan. We have the discretion to match employee contributions. Under our current matching policy, we match one-fourth of the first four percent of gross earnings contributed by our employees, up to a maximum match of one percent. Our Board of Directors has discretion to make additional contributions to our 401(k) plan.

Employment Agreements

We have entered into employment agreements with each of the NEOs that provide for certain severance benefits in the event that an NEO’s employment is involuntarily or constructively terminated.  We recognize the challenges executives often face securing new employment following termination.  To mitigate these challenges and to secure the focus of the management team on our affairs, all executive officers are entitled to receive severance payments under their employment agreements upon certain types of termination.  The terms of these employment agreements are described below under “—Executive Employment Agreements.” We believe that reasonable severance benefits for our executive officers are important because there may be limited opportunities for our executive officers to find comparable employment within a short period of time following certain qualifying terminations. In addition to normal severance, we provide Mr. Sartini with enhanced benefits in the event of a qualifying termination following a change-in-control as a means of reinforcing and encouraging his continued attention and dedication to his duties without personal distraction or conflict of interest in circumstances that could arise from the occurrence of a change-in-control. We believe that the interests of shareholders are best served if the interests of our senior management are aligned with them, and providing change-in-control benefits for Mr. Sartini should eliminate any reluctance to pursue potential change-in-control transactions that may be in the best interests of shareholders.

We also extend severance benefits because they are essential to help the Company fulfill the objectives of attracting and retaining key leadership and managerial talent.  These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by us.  While these arrangements form an integral part of the potential total compensation provided to these individuals and are considered by the Compensation Committee when determining executive compensation, the decision to offer these benefits does not influence the Compensation Committee’s determinations concerning other levels of pay or benefits.

Consideration of Say-on-Pay Vote Results

At the 2017 annual meeting of shareholders, the shareholders approved, on an advisory basis, the compensation of our NEOs at that time, as disclosed pursuant to the compensation disclosure rules of the SEC, with over 99% of shareholder votes cast in favor of our 2017 say-on-pay resolution (excluding abstentions and broker non-votes). As the Compensation Committee evaluated our executive compensation policies and practices following the 2017 annual meeting of shareholders, the committee was mindful of the strong support our shareholders expressed for our compensation philosophy and objectives. As a result, the Compensation Committee decided to retain our general approach to executive compensation, with an emphasis on incentive compensation that rewards our executive officers when they deliver value for our shareholders.  The Compensation Committee will continue to consider the outcome of say-on-pay advisory votes when making future compensation decisions for the NEOs.

Stock Ownership Guidelines

In March 2018, the Compensation Committee adopted Stock Ownership Guidelines applicable to our executive officers and senior vice presidents.  Under the Stock Ownership Guidelines, our executive officers and senior vice presidents are expected to own Golden common stock with a market value equal to: for the Chief Executive Officer, six times his annual base salary; for each of the Chief Operating Officer and the Chief Financial Officer, three times his annual base salary; for each of the Chief Legal Officer and the Chief Administrative Officer, two times his annual base salary; and for other executives, one times his or her annual base salary.  Under the Stock Ownership Guidelines, applicable ownership of common stock includes:  shares held of record or beneficially by the executive, by his or her spouse, or by trusts for the benefit of the executive, his or her spouse, or members of his or her immediate family; shares held in a 401(k) or deferred compensation plan for the benefit of the executive; the after-tax value of time-based restricted stock units held by the executive, whether vested or unvested; the after-tax value of “earned” performance-based shares or restricted stock units held by the executive, whether vested or unvested; and the after-tax value of vested, in-the-money stock options held by the executive.  Each executive is expected to meet the requirements set forth in the Stock Ownership Guidelines by the fifth anniversary of his or her first appointment to such office.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code placed a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for “covered employees.”  Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated. In addition, the definition of covered employees was expanded to generally include all named executive officers.

As part of its role, the Compensation Committee has reviewed and considered the deductibility of our executive compensation under Section 162(m) of the Internal Revenue Code.

The Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision.  While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

Although we historically maintained certain performance-based incentive plans that originally were intended to permit the payment of compensation deductible under Section 162(m), subject to the limited transition relief rules in the Tax Cuts and Jobs Act of 2017, we may no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.

Accounting for Share-Based Compensation

Golden accounts for share-based payments, including its long-term equity incentive program, in accordance with the requirements of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC 718”).

Compensation Committee Report *

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management.  Based on such review and discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Golden Entertainment Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 and in this proxy statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee.

COMPENSATION COMMITTEE

Robert L. Miodunski (Chair)
Mark A. Lipparelli
Neil I. Sell

*

The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

2017 Summary Compensation Table

The following table sets forth the compensation for the last three fiscal years awarded to or earned by our NEOs.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Blake L. Sartini,	2017	1,000,000	—	750,000	1,211,800	750,000	333,013	4,044,813
President, Chief Executive Officer	2016	1,000,000	—	—	1,271,688	—	318,195	2,589,883
and Chairman of the Board	2015	412,881	110,000	—	1,635,480	—	152,543	2,310,904

Stephen A. Arcana,	2017	510,000	—	500,000	605,900	306,000	80,785	2,002,685
Executive Vice President and	2016	510,000	—	—	674,380	—	84,498	1,268,878
Chief Operating Officer	2015	215,769	60,000	—	817,740	—	35,608	1,129,117

Charles H. Protell,	2017	500,000	1,700,000	500,000	151,475	—	43,357	2,894,832
Executive Vice President, Chief Strategy Officer and Chief Financial Officer	2016	28,846	300,000	1,776,091	1,200,500	—	288	3,305,725

Sean T. Higgins,	2017	450,000	—	—	454,425	219,375	44,643	1,168,443
Executive Vice President of Compliance and Government Affairs and Chief Legal Officer	2016	240,000	25,000	—	592,950	—	25,947	883,897

Blake L. Sartini, II,	2017	352,405	—	—	454,425	140,625	32,817	980,272
Senior Vice President of Distributed Gaming	2016	275,000	—	—	337,190	—	26,726	638,916

(1)

For Mr. Protell, represents base salary paid following his commencement of employment with Golden on November 28, 2016. For Mr. Higgins, represents base salary paid following his commencement of employment with Golden on March 28, 2016.

(2)

For Mr. Protell in 2017, represents a $1,000,000 bonus in recognition of performance related to the American acquisition, a $400,000 sign-on bonus as provided for in his employment agreement, and a $300,000 discretionary bonus in recognition of his outstanding performance as our Chief Strategy Officer and Chief Financial Officer in connection with the acquisition and initial integration of American and the financing of the acquisition. In connection with their commencement of employment with Golden in 2016, Mr. Protell received an initial sign-on bonus of $300,000 and Mr. Higgins received a sign-on bonus of $25,000.

(3)

Represents the grant date fair value of the stock awards granted to the NEOs in the applicable fiscal year under ASC 718. The grant date fair value is the amount Golden will expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the executive officers.  The grant date fair value of the performance-based restricted stock units granted to the NEOs during 2017 was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance (which is the highest level of possible performance with respect to these awards).  As a result, the full grant date fair value of these awards is included above. A discussion of the assumptions used in calculating the stock and stock option award amounts may be found in note 9 to the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(4)

Represents the grant date fair value of the option awards granted to the NEOs in the applicable fiscal year under ASC 718. The grant date fair value is the amount Golden will expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in calculating the stock and stock option award amounts may be found in note 9 to the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(5)	Represents amounts payable under the 2017 Annual Incentive Program for 2017 performance.
(6)	The following table contains a breakdown of the compensation and benefits included under All Other Compensation for the year ended December 31, 2017:

	Medical Cost Reimbursement	Employer Matching 401(K) Contributions	Life Insurance Benefits	Other (a)	Total
	($)	($)	($)	($)	($)
Blake L. Sartini	71,487	—	196,827	64,699	333,013
Stephen A. Arcana	37,396	4,511	4,320	34,558	80,785
Charles H. Protell	35,465	2,115	4,320	1,457	43,357
Sean T. Higgins	35,911	3,635	3,744	1,353	44,643
Blake L. Sartini, II	12,635	—	3,672	16,510	32,817

(a)

For each NEO, amounts shown consist of disability coverage. For Messrs. Sartini and Arcana, amounts shown also consist of country club dues and automobile allowance. For Mr. Sartini II, amount shown also consists of country club dues. For Mr. Sartini and Arcana, country club dues were $52,100 and $25,121, respectively.

2017 Grants of Plan-Based Awards Table

The following table sets forth information regarding the Company’s 2017 Annual Incentive Program, the special bonus opportunity awarded to Mr. Protell related to the American acquisition and the grants by the Company of long-term incentive awards with respect to shares of the Company’s common stock to our NEOs during the year ended December 31, 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)(3)	Option Awards ($ / SH)	Awards ($)(4)
Blake L. Sartini	3/9/2017	3/9/2017	—	1,000,000		1,100,000	—	—	—	—	—	—	—
	3/20/2017	3/15/2017	—	—		—	—	—	—	—	200,000	13.50	1,211,800
	11/7/2017	11/7/2017	—	—		—	—	26,911	—	—	—	—	750,000
Stephen A. Arcana	3/9/2017	3/9/2017	—	408,000		459,000	—	—	—	—	—	—	—
	3/20/2017	3/15/2017	—	—		—	—	—	—	—	100,000	13.50	605,900
	11/7/2017	11/7/2017	—	—		—	—	17,940	—	—	—	—	500,000
Charles H. Protell	3/9/2017	3/9/2017	—	400,000		450,000	—	—	—	—	—	—	—
	3/20/2017	3/15/2017	—	—		—	—	—	—	—	25,000	13.50	151,475
	11/7/2017	11/7/2017	—	500,000	(5)	—	—	—	—	—	—	—	—
	11/7/2017	11/7/2017	—	—		—	—	17,940	—	—	—	—	500,000
Sean T. Higgins	3/9/2017	3/9/2017	—	292,500		337,500	—	—	—	—	—	—	—
	3/20/2017	3/15/2017	—	—		—	—	—	—	—	75,000	13.50	454,425
Blake L. Sartini, II	3/9/2017	3/9/2017	—	187,500		225,000	—	—	—	—	—	—	—
	3/20/2017	3/15/2017	—	—		—	—	—	—	—	75,000	13.50	454,425

(1)	Represents bonus opportunities under our 2017 Annual Incentive Program.
(2)

Represents performance-based restricted stock units granted to the executives in recognition of their outstanding performance in connection with the American acquisition. Provided that the executives continue to render services to the Company through the applicable vesting date, the vesting of the performance-based restricted stock units is subject to the Company’s attainment of an Adjusted EBITDA target for fiscal year 2020, and if such target is attained, the performance-based restricted stock units will then vest in three equal installments, with the first installment vesting on the date of the Compensation Committee’s certification of the Company’s 2020 results and the remaining two installments vesting on October 20, 2021 and 2022, respectively. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, please see “Executive Employment Agreements” below.

(3)

Provided that the executives continue to render services to the Company through the applicable vesting date, the options vest as to 25% of the shares on the first anniversary of the grant date and vest as to the remaining shares in 36 equal monthly installments thereafter. The options are subject to the restrictions in the 2015 Plan regarding exercisability prior to August 1, 2018. The options have a ten-year term from the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, please see “Executive Employment Agreements” below.

(4)

Represents the grant date fair value of the awards granted to the NEOs under ASC 718. The grant date fair value is the amount Golden will expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in calculating the stock option award amounts may be found in note 9 to the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(5)	Represents a cash bonus payable in February 2019 subject to the Company’s attainment of an adjusted earnings before interest, taxes, depreciation and amortization target for fiscal year 2018.

2017 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information relating to equity awards outstanding as of December 31, 2017 for each of our NEOs.

	Option Awards (1)(2)				Stock Awards
Name	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Blake L. Sartini	—	440,000	7.34	08/26/2025	26,911	(3)	$878,644	(4)
	—	264,000	12.51	08/25/2026	—		—
	—	200,000	13.50	03/19/2027	—		—
Stephen A. Arcana	—	220,000	7.34	08/26/2025	17,940	(3)	$585,741	(4)
	—	140,000	12.51	08/25/2026	—		—
	—	100,000	13.50	03/19/2027	—		—
Charles H. Protell	—	250,000	12.57	11/27/2026	17,940	(3)	$585,741	(4)
	—	25,000	13.50	03/19/2027	—		—
Sean T. Higgins	—	150,000	8.86	03/27/2026	—		—
	—	75,000	13.50	03/19/2027	—		—
Blake L. Sartini, II	—	110,000	7.34	08/26/2025	—		—
	—	70,000	12.51	08/25/2026	—		—
	—	75,000	13.50	03/19/2027	—		—

(1)

The net proceeds received from the sale of our $60.0 million subordinated promissory note from the Jamul Indian Village were distributed to shareholders during the summer of 2016. In connection with this special dividend, the Compensation Committee made appropriate and equitable adjustments to the Company’s outstanding stock options in July 2016 by reducing the exercise prices of outstanding options by $1.71 per share, in accordance with the terms of the 2015 Plan, the underlying stock option agreements, and applicable tax law.

(2)

Provided that the executive continues to render services to the Company through the applicable vesting date, the options vest as to 25% of the shares on the first anniversary of the grant date and vest as to the remaining shares in 36 equal monthly installments thereafter. The options are subject to the restrictions in the 2015 Plan regarding exercisability prior to August 1, 2018. The options have a ten-year term from the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, please see “Executive Employment Agreements” below.

(3)

Represents performance-based restricted stock units granted on November 7, 2017. The vesting of the performance-based restricted stock units is subject to the Company’s attainment of an Adjusted EBITDA target for fiscal year 2020, and if such target is attained, the restricted stock units will then vest in three equal installments, with the first installment vesting on the date of the Compensation Committee’s certification of the Company’s 2020 results and the remaining two installments vesting on October 20, 2021 and 2022, respectively. The performance-based restricted stock units are reflected at “target” levels. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, please see “Executive Employment Agreements” below.

(4)	The market value per share was determined using the closing price per share of our common stock on December 29, 2017 ($32.65), the last trading day of 2017.

Option Exercises and Stock Vested

The following table sets forth certain information relating to the exercise of stock options and the vesting of stock awards for each of our NEOs during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Blake L. Sartini	—	—	—		—
Stephen A. Arcana	—	—	—		—
Charles H. Protell	—	—	141,296	(1)	$3,570,550	(1)
Sean T. Higgins	—	—	—		—
Blake L. Sartini, II	—	—	—		—

(1)

Represents restricted stock units that vested during 2017. The value realized is calculated by multiplying the closing market price of the Company’s common stock on May 26, 2017 of $16.30 by the number of shares that vested on that date (70,648 shares), plus the closing market price of the Company’s common stock on November 28, 2017 of $34.24 by the number of shares that vested on that date (70,648 shares).

Pension Benefits

None of the NEOs were eligible to participate in a qualified or non-qualified defined benefit pension plan during 2017.

Non-Qualified Deferred Compensation

None of the NEOs were eligible to participate in a non-qualified deferred compensation plan during 2017.

Executive Employment Agreements

Employment Agreements

Golden entered into at-will employment agreements with each of Messrs. Sartini and Arcana on October 1, 2015, Mr. Higgins on October 11, 2016, and Mr. Protell on November 15, 2016.  Golden entered into an at-will employment agreement with Mr. Sartini II on October 1, 2015, which was amended and restated on March 10, 2017.  The parties made various amendments to the then-existing agreements as of February 9, 2016, March 10, 2017 and March 14, 2018 effect technical adjustments and to reflect periodic increases in annual salaries and target bonuses.  Under each employment agreement, in addition to the executive’s annual base salary, the executive is entitled to participate in Golden’s incentive compensation programs applicable to the executive officers. The executive officers are also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements. Each executive officer is also provided with other benefits as set forth in his employment agreement. In the event of a termination without “cause” or a “constructive termination” (each, a “Qualifying Termination”), each employment agreement provides for the payment of severance to the executive in connection with his termination of employment, as well as continued health benefits, as described below, and acceleration of vesting of the executive’s stock awards. In the event of an executive’s termination of employment by reason of his death or disability, all of his stock awards will vest. The employment agreements also contain customary confidentiality, non-solicitation and non-compete provisions.

Under Mr. Sartini’s employment agreement, as amended, Mr. Sartini serves as our President and Chief Executive Officer, with such duties and responsibilities as are commensurate with the position, and reports directly to our Board of Directors. Mr. Sartini’s employment agreement, as amended, provides for an annual base salary of $1,000,000, and Mr. Sartini’s target bonus for purposes of the Company’s annual incentive compensation plan is equal to 125% of his annual base salary. In the event of a Qualifying Termination, Mr. Sartini will be entitled to receive a lump-sum payment equal to the Severance Multiplier (defined below) multiplied by the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, plus continued health benefits at our expense for a period of 18 months, plus a lump-sum cash payment equal to (a) the number of months by which the product of the Severance Multiplier multiplied by 12 exceeds 18, multiplied by (b) his monthly health insurance premium at the date of termination. The “Severance Multiplier” in Mr. Sartini’s employment agreement is three for the first three years of the agreement, two and one-half for the next year of the agreement, and two thereafter, provided that the Severance Multiplier will be three in the event of a Qualifying Termination occurring within 12 months following a “Change in Control” (as defined in the 2015 Plan).

Under Mr. Arcana’s employment agreement, as amended, Mr. Arcana serves as our Executive Vice President and Chief Operating Officer, with such duties and responsibilities as are commensurate with the position, and reports directly to our Chief Executive Officer. Mr. Arcana’s employment agreement, as amended, provides for an annual base salary of $600,000, and Mr. Arcana’s target bonus for purposes of the Company’s annual incentive compensation plan is equal to 100% of his annual base salary.  In the event of a Qualifying Termination, Mr. Arcana will be entitled to receive a lump-sum payment equal to the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, multiplied by two.  In the event of a Qualifying Termination, Mr. Arcana will also be entitled to receive continued health benefits at our expense for a period of 18 months, plus a lump-sum cash payment equal to six times his monthly health insurance premium at the date of termination.

Under Mr. Protell’s employment agreement, as amended, Mr. Protell serves as our Executive Vice President, Chief Strategy Officer and Chief Financial Officer, with such duties and responsibilities as are commensurate with the position, and reports directly to our Chief Executive Officer. Mr. Protell’s employment agreement, as amended, provides for an annual base salary of $600,000, and Mr. Protell’s target bonus for purposes of the Company’s annual incentive compensation plan is equal to 100% of his annual base salary.  In the event of a Qualifying Termination, Mr. Protell will be entitled to receive a lump-sum payment equal to the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, multiplied by two.  In the event of a Qualifying Termination, Mr. Protell will also be entitled to receive continued health benefits at our expense for a period of 18 months, plus a lump-sum cash payment equal to six times his monthly health insurance premium at the date of termination.  Upon commencement of his employment, Mr. Protell received an award of 141,296 restricted stock units (which vested in equal installments on May 28, 2017 and November 28, 2017) and options to purchase 250,000 shares of the Company’s common stock under the 2015 Plan.  The options have a ten-year term and an exercise price equal to $12.57 per share, and vested as to 25% of the shares on November 28, 2017 and will vest as to the remaining shares in 36 equal monthly installments thereafter.  In addition, Mr. Protell received a sign-on bonus of $300,000 (in lieu of any incentive compensation for 2016) and received an additional sign-on bonus of $400,000 in November 2017 (which offset his incentive compensation under the 2017 Annual Incentive Program).  Mr. Protell’s employment agreement also provided for the reimbursement of up to $30,000 in relocation expenses.

Under Mr. Higgins’s employment agreement, Mr. Higgins serves as our Chief Legal Officer and Executive Vice President of Compliance and Government Affairs, with such duties and responsibilities as are commensurate with the position, and reports directly to our Chief Executive Officer. Mr. Higgins’ employment agreement provides for an annual base salary of $450,000, and Mr. Higgins’s target bonus for purposes of our annual incentive compensation plan is equal to 65% of his annual base salary. In the event of a Qualifying Termination, Mr. Higgins will be entitled to receive a lump-sum payment equal to 165% of his annual base salary (as in effect immediately preceding his termination of employment) multiplied by two, plus continued health benefits at our expense for a period of 18 months, plus a lump-sum cash payment equal to six times his monthly health insurance premium at the date of termination.

Under Mr. Sartini II’s amended and restated employment agreement, as amended, Mr. Sartini II serves as our Senior Vice President of Distributed Gaming, with such duties and responsibilities as are commensurate with the position, and reports directly to our Executive Vice President and Chief Operating Officer, except in the event of such officer’s incapacity or unavailability, in which case Mr. Sartini II shall report directly to our Chief Executive Officer.  Mr. Sartini II’s amended and restated employment agreement, as amended, provides for an annual base salary of $425,000, and Mr. Sartini II’s target bonus for purposes of the Company’s annual incentive compensation plan is equal to 50% of his annual base salary.  In the event of a Qualifying Termination, Mr. Sartini II will be entitled to receive a lump-sum payment equal to the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, multiplied by 1.25.  In the event of a Qualifying Termination, Mr. Sartini II will also be entitled to receive continued health benefits at our expense for a period of 15 months.

The employment agreements generally define “cause” to include: (1) the executive’s commission of a felony, (2) the executive’s theft or embezzlement of property of Golden or the commission of any similar act involving moral turpitude, (3) the failure of the executive to substantially perform his material duties and responsibilities, which failure (if curable) is not cured within 30 days after the executive’s receipt of written notice from our Board of Directors, (4) the executive’s material violation of a significant company policy, which violation (if curable) is not cured within 30 days after the executive’s receipt of written notice from us and which violation has a material adverse effect on Golden or its subsidiaries or affiliates, (5) the failure of the executive to qualify (or thereafter the disqualification of the executive) under any regulatory or licensing requirement of any jurisdiction or regulatory authority to which the executive may be subject by reason of his position with Golden (unless waived by our Board of Directors or the Compensation Committee in its sole discretion or, in the case of Mr. Sartini’s employment agreement only, unless the failure to qualify is in a jurisdiction that Golden has entered into without Mr. Sartini’s prior consent) or (6) the revocation of a Company gaming license, as a result of any act or omission by the executive, which revocation has an adverse effect on Golden or its subsidiaries or affiliates. The employment agreements generally define “constructive termination” as the occurrence of any of the following events or circumstances: (1) a material adverse change in the executive’s responsibilities, authority, status, position, offices, titles, duties or reporting requirements (including directorships), (2) a reduction in the executive’s base salary or a material adverse change in the executive’s annual compensation or benefits, (3) a requirement to relocate in excess of 50 miles from the executive’s then-current place of employment without the executive’s consent or (4) the breach by Golden of any material provision of the employment agreement or failure to fulfill any other contractual duties owed to the executive.

Risk Assessments

With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped and are tied to overall corporate performance. A portion of compensation provided to our NEOs was in the form of long-term equity incentives that help further align executives’ interests with increasing shareholder value. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking, as the value of the equity awards fluctuate dollar for dollar with our stock price and do not represent significant downward/upward risk and reward.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Lipparelli, Miodunski and Sell. There were no relationships among members of the Compensation Committee, members of our Board of Directors or executive officers of Golden who served during the year ended December 31, 2017 that require disclosure under Item 407(e) of Regulation S-K promulgated under the Exchange Act.

Payments Upon Termination or Change-In-Control

The information below describes and quantifies certain compensation that would have been payable to each NEO under the executive employment agreements, plans and arrangements if the NEO’s employment had terminated, or a change in control had occurred, on December 29, 2017, given the NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on December 29, 2017, the last trading day of the year.  These benefits are in addition to benefits available generally to salaried employees upon a termination of employment, such as payment of accrued but unpaid base salary, accrued but unpaid annual bonus, and vacation pay and distributions under our 401(k) plan (assuming the executive participated in the plan).  The terms of their respective separation arrangements with the Company are described above in “Executive Employment Agreements.”

	Termination by the Company without Cause or by Executive for Good Reason Following a Change in Control	Termination upon Death or Disability	Termination by the Company without Cause or by Executive for Good Reason
Blake L. Sartini
Cash Severance(1)	$6,000,000	$—	$6,000,000
Health Benefits(2)	111,786	—	111,786
Acceleration of Vesting of Equity Awards(3)	21,162,004	21,162,004	21,162,004
Total	$27,273,790	$21,162,004	$27,273,790
Stephen A. Arcana
Cash Severance(4)	$1,836,000	$—	$1,836,000
Health Benefits(2)	74,792	—	74,792
Acceleration of Vesting of Equity Awards(3)	10,888,541	10,888,541	10,888,541
Total	$12,799,333	$10,888,541	$12,799,333
Charles H. Protell
Cash Severance(4)	$1,800,000	$—	$1,800,000
Health Benefits(2)	70,930	—	70,930
Acceleration of Vesting of Equity Awards(3)	6,084,491	6,084,491	6,084,491
Total	$7,955,421	$6,084,491	$7,955,421
Sean T. Higgins
Cash Severance(4)	$1,485,000	$—	$1,485,000
Health Benefits(2)	71,822	—	71,822
Acceleration of Vesting of Equity Awards(3)	5,004,750	5,004,750	5,004,750
Total	$6,561,572	$5,004,750	$6,561,572
Blake L. Sartini, II
Cash Severance(4)	$703,125	$—	$703,125
Health Benefits(2)	15,794	—	15,794
Acceleration of Vesting of Equity Awards(3)	5,630,150	5,630,150	5,630,150
Total	$6,349,069	$5,630,150	$6,349,069

(1)

In the event of a Qualifying Termination on December 31, 2017, Mr. Sartini would have been entitled to receive a lump-sum payment equal to the Severance Multiplier multiplied by 200% of his annual base salary, as in effect immediately prior to the date of termination. The “Severance Multiplier” in Mr. Sartini’s employment agreement is three for the first three years of the agreement, two and one-half for the next year of the agreement, and two thereafter, provided that the Severance Multiplier will be three in the event of a Qualifying Termination occurring within 12 months following a “Change in Control” (as defined in the 2015 Plan).

(2)

For Mr. Sartini, represents the value of continued health benefits at our expense for a period of 18 months following termination, plus a lump-sum cash payment equal to (a) his monthly health insurance premium at the date of termination, multiplied by (b) the amount by which the Severance Multiplier multiplied by 12 exceeds 18.  For each of Messrs. Arcana, Protell and Higgins, represents the value of continued health benefits at our expense for a period of 18 months following termination, plus a lump-sum cash payment equal to six times his monthly health insurance premium at the date of termination. For Mr. Sartini II, represents the value of continued health benefits at our expense for a period of 15 months following termination.

(3)

All of an executive’s stock awards will accelerate in the event of his Qualifying Termination or his termination by reason of death or disability. For Messrs. Sartini, Arcana, Protell, Higgins and Sartini II, represents the value of the acceleration of the outstanding stock options held by each executive, calculated by multiplying the number of stock options that would have vested by the amount by which the closing price of the Company’s common stock on December 29, 2017 ($32.65) exceeded the exercise price per share of such options (ranging from $7.34 to $13.50). For Messrs. Sartini, Arcana, and Protell, includes the value of the acceleration of outstanding performance-based restricted stock units held by each executive based on the closing price of the Company’s common stock on December 29, 2017 ($32.65), and assumes that requisite Company performance condition required to receive such awards is attained in full.

(4)

In the event of a Qualifying Termination on December 31, 2017: each of Messrs. Arcana and Protell would have been entitled to receive a lump-sum payment equal to two times 180% of his annual base salary; Mr. Higgins would have been entitled to receive a lump-sum payment equal to two times 165% of his annual base salary; and Mr. Sartini II would have been entitled to receive a lump-sum payment equal to 1.25 times 150% of his annual base salary. The severance provisions in the employment agreements with Messrs. Arcana, Protell, Higgins and Sartini II were amended in March 2018, as described above under “Executive Employment Agreements.”

Chief Executive Officer Pay Ratio

In 2017, the annual total compensation of Mr. Sartini, our President and Chief Executive Officer, was $4,044,813, as reported in the Summary Compensation Table. Based on the methodology described below, we determined that the median employee in terms of total 2017 compensation of all Company employees (including full-time and part-time employees, other than Mr. Sartini) received $18,097 in annual total compensation for 2017. Therefore, the estimated ratio of 2017 total compensation of Mr. Sartini to the median employee was 224 to 1. The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.

To determine median employee compensation, we took the following steps:

•

We identified our employee population as of December 1, 2017, which consisted of approximately 2,775 full-time and part-time employees (excluding, as allowed, approximately 4,250 employees who became our employees during 2017 as a result of the American acquisition).

•

With respect to employees other than Mr. Sartini, we used salary, wages and tips as reported to the Internal Revenue Service on Form W-2 for 2017. We then identified the median employee using this compensation measure, which was consistently applied to all employees included in the calculation.

•

In accordance with SEC rules, we then determined the median employee’s 2017 total compensation ($18,097) using the approach required by the SEC when calculating our named executive officers’ compensation, as reported in the Summary Compensation Table.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal Two)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Company’s shareholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall total compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on us or our Board of Directors or the Compensation Committee.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to attract and retain superior employees in key positions to enable our Company to succeed in the highly competitive market for talent, while simultaneously aligning actual pay to Company performance and shareholder returns. We intend to provide a competitive target compensation package to our executives, tie a significant portion of pay to performance and utilize programs that align the interests of our executives with those of our shareholders. Our Compensation Committee and our Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and appropriately aligned with our Company performance and the performance of our executives. We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in detail how the Company’s executive compensation policies and procedures operate and are intended to operate in the future.

We are asking our shareholders to indicate their support for the advisory approval of the Company’s executive compensation as described in this Proxy Statement. Accordingly, we ask that our shareholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the Company’s executive compensation as disclosed in the Company’s Proxy Statement for the Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.”

While this advisory vote is non-binding, our Board of Directors values the opinions that shareholders express in their votes and will, as a matter of good corporate practice, take into account the outcome of the vote when considering future compensation decisions.

Shareholder approval, on an advisory basis, of this Proposal Two requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the advisory approval of the Company’s executive compensation as disclosed in this Proxy Statement.

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal Three)

Our Board of Directors and management are committed to the quality, integrity and transparency of our financial reports. Independent registered public accounting firms play an important part in our system of financial control. In accordance with the duties set forth in its written charter, on March 27, 2018, the Audit Committee of our Board of Directors approved the engagement of Ernst & Young LLP (“EY”) as our independent registered public accounting firm, effective immediately, replacing Piercy Bowler Taylor & Kern, Certified Public Accountants (“PBTK”), our former independent registered public accounting firm.

The reports of PBTK on the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal years ended December 31, 2017 and 2016 and the subsequent interim period through March 27, 2018, (i) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and PBTK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to PBTK’s satisfaction, would have caused PBTK to make reference to the subject matter of the disagreement in its reports and (ii) there were no “reportable events” (within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K). We have furnished the foregoing disclosure to PBTK.

During the Company’s fiscal years ended December 31, 2017 and 2016 and the subsequent interim period through March 27, 2018, neither the Company nor any person acting on its behalf consulted EY regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of the audit opinion that might be rendered on the Company’s financial statements, and EY did not provide any written report or oral advice to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K. We have furnished the foregoing disclosure to EY.

Shareholders are not required to ratify the appointment of EY as our independent registered public accounting firm. However, our Board of Directors is submitting the appointment of EY for shareholder ratification at the Annual Meeting as a matter of good corporate practice. Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

If our shareholders do not ratify the appointment of EY, the Audit Committee may reconsider EY’s appointment, but is not required to do so. Even if the shareholders ratify the appointment of EY at the Annual Meeting, the Audit Committee, in its sole discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the shareholders, if they determine that such a change would be in our best interests and the best interests of our shareholders.

Shareholder approval of this Proposal Three requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2018.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

As EY was appointed as our independent registered public accounting firm after fiscal year end, no fees were paid to EY for professional audit or other services during the years ended December 31, 2017 and 2016. The following table summarizes the aggregate fees for professional audit and other services rendered by PBTK, our former independent registered public accounting firm, during the years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees(1)	$860,964	$687,763
Audit-Related Fees(2)	2,977	3,968
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$863,941	$691,731

(1)

Audit fees consist of fees billed for quarterly reviews and the annual audit of our consolidated financial statements, including annual audit and attestation services required by the State of Maryland. This amount also includes the issuance of consents and review of documents filed with the SEC.

(2)	Audit-related fees consist of fees billed for internal control compliance, statutory audit matters and other agreed upon procedures.

The Audit Committee has reviewed the fees billed by PBTK during the year ended December 31, 2017 and, after consideration, has determined that the receipt of these fees by PBTK is compatible with the provision of independent audit services. The Audit Committee discussed these services and fees with PBTK and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC, including those designed to implement the Sarbanes-Oxley Act of 2002, as well as by the Public Company Accounting Oversight Board.

Pre-Approval of Audit and Non-Audit Services

As provided in the charter of the Audit Committee, and in order to maintain control and oversight over the services provided by our independent registered public accounting firm, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002), and not to engage the independent registered public accounting firm to provide any non-audit services prohibited by law or regulation. For administrative convenience, the Audit Committee has delegated pre-approval authority for certain matters to the Chair of the Audit Committee, but any decision by the Chair on pre-approval must be reported to the full Audit Committee at its next regularly scheduled meeting. During the years ended December 31, 2017 and 2016, all services were pre-approved in accordance with these procedures.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised solely of independent directors, as defined by the Nasdaq Stock Market listing standards, and operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of the company’s accounting functions and internal controls. In connection with these responsibilities, the Audit Committee has reviewed the audited consolidated financial statements of Golden Entertainment, Inc. for the year ended December 31, 2017 and discussed them with management and Piercy Bowler Taylor & Kern, Certified Public Accountants, Golden’s independent registered public accounting firm. Specifically, the Audit Committee has discussed with Piercy Bowler Taylor & Kern, Certified Public Accountants, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from Piercy Bowler Taylor & Kern, Certified Public Accountants, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Piercy Bowler Taylor & Kern, Certified Public Accountants, its independence from Golden.

The Audit Committee, based on the review and discussions described above, recommended to the Board of Directors that the audited consolidated financial statements of Golden Entertainment, Inc. be included in its Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

This report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing of Golden Entertainment, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Golden specifically incorporates it by reference into such other filings.

AUDIT COMMITTEE

Mark A. Lipparelli (Chair)
Neil I. Sell
Terrence L. Wright

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

Policy

The Audit Committee is responsible for reviewing and approving any related party and affiliated party transactions to be entered into by the Company or any of its subsidiaries, as provided in the Audit Committee Charter adopted by the Board of Directors of Golden. Pursuant to the Audit Committee Charter, the Audit Committee also reviews and considers any related party and affiliated party transactions that were subject to binding agreements with the Company or any of its subsidiaries existing at the time the counterparty became a related party or affiliated party of the Company, and reviews and approves any subsequent amendments, renewals or extensions of any such agreements. The rules of The Nasdaq Stock Market provide that all related party transactions must be reviewed for conflicts of interest by the Audit Committee. In addition, the Audit Committee (on behalf of the Board) must review and approve any contract or other transaction between Golden and one or more directors of Golden, or between Golden and an organization in or of which one or more directors of Golden are directors, officers, or legal representatives or have a material financial interest within the meaning of Minnesota Statutes, Section 302A.255. Related party and affiliated party transactions include any proposed transaction in which (i) the amount involved exceeds $120,000, (ii) Golden is to be a participant (within the meaning of Regulation S-K, Item 404(a)), and (iii) a related person (as defined in Regulation S-K, Item 404(a)) has or will have a direct or indirect material interest (within the meaning of Regulation S-K, Item 404(a)). Terms of director and officer compensation that are disclosed in proxy statements or that are approved by the Compensation Committee and are not required to be disclosed in our proxy statements, and transactions where all holders of Golden common stock receive the same benefit on a pro rata basis, are not subject to review under the policy and procedures.

Procedure

In addition to our Audit Committee (or Board of Directors) complying with the requirements of Minnesota Statutes, Section 302A.255 with respect to any proposed transaction with a potential director’s conflict of interest, all proposed transactions covered by the policy must be approved in advance by a majority of the members of the Audit Committee. If a proposed transaction covered by the policy involves a member of the Audit Committee, such member may not participate in the Audit Committee’s deliberations concerning, or vote on, such proposed transaction. In reviewing and considering or approving or disapproving related party transactions and affiliated party transactions, the Audit Committee reviews the material facts of the specified transactions, taking into account, among other factors that it deems appropriate, the relationships of the related parties to Golden, the extent of the related person’s interest in the transaction, and whether the transaction is in the best interests of Golden.

Related Party Transactions

As of April 15, 2018, we leased our office headquarters building from a company 33% beneficially owned by Blake L. Sartini, 5% owned by a trust for the benefit of Mr. Sartini’s immediate family members (including Blake L. Sartini, II) for which Mr. Sartini serves as trustee, and 3% beneficially owned by Stephen A. Arcana, and leased one tavern location from a company controlled by Mr. Sartini through a trust for the benefit of Mr. Sartini’s immediate family members (including Blake L. Sartini, II) for which Mr. Sartini serves as trustee. One tavern location that we previously leased from a related party was sold in January 2018 to an unrelated third party. The lease for our office headquarters building expires on July 31, 2025.  The rent expense for the office headquarters building during the year ended December 31, 2017 was $1.2 million. Under the office headquarters lease, there was no amount owed to, or due and payable by, us as of December 31, 2017. The lease for the remaining tavern location with a related party has a remaining term of 10 years. The rent for the tavern locations (including sold tavern locations for the periods in which the leases were with related parties) was $0.9 million during the year ended December 31 2017. Under the tavern leases, there was no amount owed to, or due and payable by, us as of December 31, 2017. Additionally, a portion of the office headquarters building is sublet to a company owned or controlled by Mr. Sartini. Rental income during the year ended December 31, 2017 for the sublet portion of the office headquarters building was less than $0.1 million. Under this sublease, there was no amount owed to the Company as of December 31, 2017.  Mr. Sartini serves as our Chairman of the Board,

President and Chief Executive Officer and is co-trustee of the Sartini Trust, which is a significant shareholder of Golden.  Mr. Arcana serves as our Executive Vice President and Chief Operating Officer.  All of these related party lease agreements were in place prior to the consummation of the Merger.

From time to time, our executive officers and employees use for Golden business a private aircraft owned by Sartini Enterprises, Inc., a company controlled by Mr. Sartini. In April 2016, the Audit Committee of the Board of Directors approved the entry into an aircraft timesharing agreement between Golden and Sartini Enterprises, Inc. pursuant to which we will reimburse Sartini Enterprises, Inc. for direct costs and expenses incurred for travel on the private aircraft by our employees while on Golden business. Sartini Enterprises, Inc. sold the aircraft subject to this agreement in December 2017. In June 2017, the Audit Committee approved the entry into a second aircraft timesharing agreement between Golden and Sartini Enterprises, Inc. on similar terms for a private aircraft leased by Sartini Enterprises Inc. The aircraft timesharing agreements specify the maximum expense reimbursement that Sartini Enterprises, Inc. can charge us under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and flight crew. Such costs include fuel, landing fees, hangar and tie-down costs away from the aircraft’s operating base, flight planning and weather contract services, crew costs and other related expenses. Our compliance department regularly reviews these reimbursements. During the year ended December 31, 2017, we paid approximately $0.2 million, and as of December 31, 2017 we owed less than $0.1 million, under the aircraft timesharing agreements.

One of the distributed gaming locations at which our gaming devices are located is owned in part by Sean T. Higgins, who serves as our Executive Vice President of Compliance and Government Affairs and Chief Legal Officer.  This agreement was in place prior to Mr. Higgins joining Golden on March 28, 2016. Net revenues and gaming expenses recorded by us from the use of our slots at this location were $1.1 million and $1.0 million, respectively, during the year ended December 31, 2017. No amounts were owed to or due and payable by us related to this agreement as of December 31, 2017.

Mr. Sartini’s son, Blake L. Sartini, II, serves as Golden’s Senior Vice President of Distributed Gaming. Mr. Sartini II has an employment agreement that was approved by both the Audit Committee and Compensation Committee of the Board of Directors, which was amended and restated in March 2017 and further amended in March 2018. The amended and restated employment agreement, as amended, provides for an annual base salary of $425,000. Additionally, Mr. Sartini II is eligible for a target annual bonus equal to 50% of his base salary and received a bonus of $140,625 under the Company’s 2017 Annual Incentive Program during the first quarter of 2018.  Mr. Sartini II also participates in the Company’s equity award and benefit programs. In March 2017, Mr. Sartini II received a grant of 75,000 options to purchase the Company’s common stock with an exercise price of $13.50 per share. The stock options will vest over a four-year period (but pursuant to the 2015 Plan such stock options may not be exercised prior to August 1, 2018 except in limited circumstances).  In March 2018, Mr. Sartini II received a time-based restricted stock unit award for 9,327 shares (which vest over three years in equal installments) and a performance-based restricted stock unit award for a “target” number of 9,327 shares (of which between 0%-200% of such target number of shares may be “earned” based on the average percentage attainment of the same performance criteria established under Golden’s annual incentive plan for each of fiscal year 2018 and 2019, subject to potential reduction based on the Company’s average net debt-to-Adjusted EBITDA ratio for each of fiscal year 2018 and 2019, and with the number of “earned” shares further subject to time-based vesting on the third anniversary of grant).

PROPOSALS OF SHAREHOLDERS

Shareholder Proposals for Inclusion in Golden’s 2019 Proxy Statement. Shareholders of Golden may submit proposals on matters appropriate for shareholder action at meetings of our shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible to include a shareholder proposal in our proxy statement for the 2019 annual meeting of shareholders, proposals must satisfy the conditions established by the SEC for shareholder proposals to be included in a proxy statement and must be received by Golden on or before December 27, 2018 (being the 120th day prior to the anniversary of the mailing date of the proxy statement for our Annual Meeting), unless the date of the 2019 annual meeting of shareholders is changed by more than 30 days from the anniversary of our Annual Meeting, in which case the deadline will be as set forth in Rule 14a-8. Such proposals must be delivered to Golden Entertainment, Inc., Attention: Secretary, 6595 S. Jones Boulevard, Las Vegas, Nevada 89118.

Shareholder Proposals for Presentation at Golden’s 2019 Annual Meeting. If a shareholder wishes to present a proposal at our 2019 annual meeting of shareholders without including the proposal in our proxy statement relating to that meeting, our Fifth Amended and Restated Bylaws provide that the shareholder must (1) be a beneficial owner both at the time of the proposal and at the time of the meeting, (2) provide timely notice of the proposal in writing and (3) otherwise comply with all applicable requirements of our Fifth Amended and Restated Bylaws and of the Exchange Act. To be timely, such shareholder’s notice must be received by Golden no later than March 7, 2019 (being the 90th day prior to the anniversary of our Annual Meeting). However, if the date of the 2019 annual meeting is advanced or delayed by more than 30 days from the anniversary of the Annual Meeting, notice by the shareholder must be received no later than the later of (1) the 90th day prior to the 2019 annual meeting or (2) the 10th day following the day on which public disclosure of the date of the 2019 annual meeting was first made. Such proposals must be delivered to Golden Entertainment, Inc., Attention: Secretary, 6595 S. Jones Boulevard, Las Vegas, Nevada 89118. To be eligible for consideration at the 2019 annual meeting of shareholders, a proposal must comply with the timely notice, content and other requirements specified in our Bylaws. Also, if the shareholder fails to give timely and proper notice, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in accordance with their best judgment.

OTHER MATTERS

Delivery of Proxy Materials to Households

SEC rules allow companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs.

Shareholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement and any notice of internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings, and receive separate or multiple annual reports, proxy statements and notices of internet availability of proxy materials for shareholders sharing the same address, please contact your broker, bank or other intermediary.

You may also obtain a separate annual report, proxy statement or any notice of internet availability of proxy materials without charge by sending a written request to Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, Attn: Investor Relations, or by calling us at (702) 893-7777. We will promptly send additional copies of the annual report or proxy statement or any notice of internet availability of proxy materials upon receipt of such request. Shareholders sharing an address who now receive multiple copies of our annual report, proxy statement and any notice of internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to shareholders with shares registered directly in their name.

Solicitation

We will bear the cost of this solicitation of proxies, including the cost of preparing, assembling and mailing the proxy, proxy statement and other material that may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by telegram or by special letter. We will not pay any additional compensation to officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.

Other Business

The Board of Directors does not intend to present to the Annual Meeting any other matter not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

GOLDEN ENTERTAINMENT, INC.

Blake L. Sartini Chairman of the Board, President, and Chief Executive Officer

April 26, 2018

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date  To withhold authority to vote for any  individual nominee(s), mark “For All  Except” and write the number(s) of the  nominee(s) on the line below.  0 0 0  0 0 0  0 0 0  0000376665_1 R1.0.1.17  For Withhold For All  All All Except  The Board of Directors recommends you vote FOR  the following:  1. Election of Directors  Nominees  01) Blake L. Sartini 02) Lyle A. Berman 03) Timothy J. Cope 04) Mark A. Lipparelli 05) Robert L. Miodunski  06) Neil I. Sell 07) Terrence L. Wright  GOLDEN ENTERTAINMENT, INC.  c/o BROADRDIGE CORPORATE ISSUER SOLUTIONS, INC.  P.O. BOX 1342  BRENTWOOD, NY 11717  VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of  information up until 11:59 P.M. Eastern Time the day before the cut-off date or  meeting date. Have your proxy card in hand when you access the web site and  follow the instructions to obtain your records and to create an electronic voting  instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials,  you can consent to receiving all future proxy statements, proxy cards and annual reports  electronically via e-mail or the Internet. To sign up for electronic delivery, please follow  the instructions above to vote using the Internet and, when prompted, indicate that you  agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59  P.M. Eastern Time the day before the cut-off date or meeting date. Have your  proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have  provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,  NY 11717.  The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain  2. To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in  the accompanying proxy statement; and  3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the  year ended December 31, 2018.  NOTE: Such other business as may properly come before the meeting or any adjournment thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as  attorney, executor, administrator, or other fiduciary, please give full  title as such. Joint owners should each sign personally. All holders must  sign. If a corporation or partnership, please sign in full corporate or  partnership name by authorized officer and print title.

0000376665_2 R1.0.1.17  GOLDEN ENTERTAINMENT, INC.  Annual Meeting of Shareholders  June 5, 2018 2:00 PM PDT  This proxy is solicited by the Board of Directors  The shareholder(s) hereby revoke(s) all previous proxies, acknowledge(s) receipt of the notice of annual meeting  of shareholders and the accompanying proxy statement, and appoint(s) Blake L. Sartini and Charles H. Protell, or  either of them, as proxies, each with full power of substitution, and hereby authorize(s) them to represent and to  vote, as designated on the reverse side of this ballot, all of the shares of common stock of GOLDEN  ENTERTAINMENT, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to  be held at 2:00 PM, PDT on June 5, 2018, at Sierra Gold located at 6515 S. Jones Blvd., Las Vegas, NV 89118,  and any adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is  made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other  business is properly presented at the Annual Meeting of Shareholders, or any adjournment or  postponement thereof, this proxy card will confer discretionary authority on the individuals named as  proxies to vote the shares represented by the proxies in accordance with their best judgment.  Continued and to be signed on reverse side